Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-277213

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2024)

THE GABELLI MULTIMEDIA TRUST INC.

28,264,509 Rights for 7,066,128 Shares of Common Stock

Subscription Rights to Purchase Common Stock

The Gabelli Multimedia Trust Inc. (the “Fund,” “we,” “us” or “our”) is issuing subscription rights (the “Rights”) to our common shareholders (the “Common Shareholders”) to purchase additional shares of our common stock (each a “Common Share” and collectively, the “Common Shares”).

The Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy. The Fund was organized as a Maryland corporation on March 31, 1994 and commenced its investment operations on November 15, 1994. An investment in the Fund is not appropriate for all investors. No assurances can be given that the Fund’s objectives will be achieved.

The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be, subject to notice of issuance, listed on the NYSE under the symbol “GGT.” The Fund’s 5.125% Series E Cumulative Preferred Stock (“Series E Preferred Shares”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred Shares”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG,” respectively. On June 27, 2024 (the last trading date prior to the Common Shares trading ex-Rights), the last reported net asset value per share of the Common Shares was $3.29 and the last reported sales price per share of Common Shares on the NYSE was $5.42. The Rights are expected to be admitted for trading on the NYSE, subject to notice of issuance, under the symbol “GGT RT.”

An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s investment objective will be achieved. You should read this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference into each before deciding whether to invest in the Fund and retain them for future reference. The Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference into each contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov). For additional information all holders of Rights can contact the Fund by telephone at 800-GABELLI or 914-921-5070, or by written request to The Gabelli Multimedia Trust Inc., One Corporate Center, Rye, New York 10580-1422.

Investing in Common Shares through Rights involves certain risk. You should review the information set forth under “Risk Factors and Special Considerations” beginning on page 12 of the accompanying Prospectus and “Additional Fund Information—Risk Factors and Special Considerations—Special Risks to Holders of Common Shares” in the Fund’s annual report on Form N-CSR for the fiscal year ended December 31, 2023 (the “Annual Report”) as well as “Special Characteristics and Risks of the Rights Offering” section beginning on page S-21 of this Prospectus Supplement.

	Per Share	Total (1)
Subscription price of Common Shares to shareholders exercising Rights	$5.00	$35,330,640
Underwriting discounts and commissions	None	None
Proceeds, before expenses, to the Fund	$5.00	$35,330,640

(1) The aggregate expenses of the Rights offering are estimated to be $340,000.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE RIGHTS OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE RIGHTS OFFERING YOU MAY EXPERIENCE DILUTION OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE.

The Common Shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about July 25, 2024.

The date of this Prospectus Supplement is June 28, 2024.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Multimedia Trust Inc. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the Statement of Additional Information (“SAI”), incorporated by reference into the Prospectus and other documents incorporated into the Prospectus and this Prospectus Supplement, contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the accompanying Prospectus and the SAI, incorporated by reference into the Prospectus and other documents incorporated into the Prospectus and this Prospectus Supplement. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors and Special Considerations” section of the accompanying Prospectus, the “Special Characteristics and Risks of the Rights Offering” section of this Prospectus Supplement and the “Additional Fund Information—Risk Factors and Special Considerations” section of the Annual Report. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, or in the SAI, are made as of the date of this Prospectus Supplement or the accompanying Prospectus or SAI, as the case may be, or as of the date of the later incorporated document. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors and Special Considerations” section of the accompanying Prospectus, the “Additional Fund Information—Risk Factors and Special Considerations” section of the Annual Report, as well as in the “Special Characteristics and Risks of the Rights Offering” section of this Prospectus Supplement. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in the Common Shares.

INCORPORATION BY REFERENCE

This Prospectus Supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this Prospectus Supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this Prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this Prospectus Supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this Prospectus Supplement. Any statement in a document incorporated by reference into this Prospectus Supplement will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this Prospectus Supplement or (2) any other subsequently filed document that is incorporated by reference into this Prospectus Supplement modifies or supersedes such statement. The documents incorporated by reference herein include:

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024 (the “Annual Report”);

●	our definitive proxy statement on Schedule 14A for our 2024 annual meeting of shareholders, filed with the SEC on March 21, 2024 (the “Proxy Statement”);

●	the description of our Common Shares referenced in our Registration Statement on Form 8-A, as filed with the SEC on May 23, 1997, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby;

●	the description of our Series E Preferred Shares referenced in our Registration Statement on Form 8-A, as filed with the SEC on September 25, 2017, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby;

●	the description of our Series G Preferred Shares referenced in our Registration Statement on Form 8-A, as filed with the SEC on December 20, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby; and

To obtain copies of these filings, see “Additional Information” in the Prospectus. We will also provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement and the accompanying Prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You should direct requests for documents by writing to:

Investor Relations
The Gabelli Multimedia Trust Inc.

One Corporate Center

Rye, NY 10580-1422

(914) 921-5070

This Prospectus Supplement and the accompanying Prospectus are also available on our website at http://www.gabelli.com. Information contained on our website is not incorporated by reference into this Prospectus Supplement or the accompanying Prospectus and should not be considered to be part of this Prospectus Supplement or accompanying Prospectus.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Rights Offering	One transferable subscription right (a “Right”) will be issued for each share of common stock of the Fund (each, a “Common Share,” and collectively, the “Common Shares”) held on the record date. Rights are expected to trade on the NYSE. The Rights will allow common shareholders to subscribe for new Common Shares of the Fund. 28,264,509 Common Shares of the Fund are outstanding as of June 28, 2024. Four Rights will be required to purchase one Common Share. An over-subscription privilege will be offered, subject to the right of the Board of Directors of the Fund (the “Board”) to eliminate the over-subscription privilege. 7,066,128 Common Shares of the Fund will be issued if all Rights are exercised. See “Terms of the Rights Offering.”
Title	Subscription Rights for Common Shares.
Record Date	Rights will be issued to holders of record of the Fund’s Common Shares as of the close of business on June 28, 2024 (the “Record Date”). See “Terms of the Rights Offering.”
Number of Rights Issued	One Right will be issued in respect of each Common Share of the Fund outstanding as of the close of business on the Record Date. The number of Rights to be issued to a shareholder as of the close of business on the Record Date will be rounded up to the nearest number of Rights evenly divisible by four. See “Terms of the Rights Offering.”
Number of Rights Required to Purchase One Common Share	A holder of Rights may purchase one Common Share of the Fund for every four Rights exercised. Fractional Common Shares will not be issued upon the exercise of Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four. See “Terms of the Rights Offering.”
Subscription Price	Four Rights may be exercised at a price of $5.00 per Common Share (the “Subscription Price”). See “Terms of the Rights Offering.”
Over-Subscription Privilege

Holders of Common Shares as of the close of business on the Record Date (“Record Date Shareholders”) who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as “over-subscription shares,” that were not purchased by other Rights holders at the same Subscription Price. If enough over-subscription shares are available, all such requests will be honored in full. If the requests for over-subscription shares exceed the over-subscription shares available, the available over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Shares acquired pursuant to the over-subscription privilege are subject to allotment. Rights acquired in the secondary market may not participate in the over-subscription privilege.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the over-subscription privilege if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth business day following the Expiration Date (as defined below). See “Description of the Rights Offering—Over-Subscription Privilege.”
Transfer of Rights	The Rights will be transferable. See “Description of the Rights Offering—Terms of the Rights Offering,” “—Sales by Rights Agent” and “—Method of Transferring Rights.”
Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on July 22, 2024 (the “Expiration Date”) (the “Subscription Period”), unless otherwise extended. See “Description of the Rights Offering—Terms of the Rights Offering” and “—Method of Exercise of Rights.”
Termination	The Board may, in its sole discretion, terminate the Rights offering at any time prior to delivery of the Common Shares offered hereby. If this Rights offering is terminated, all Rights will expire without value, and the Rights Agent will return as soon as practicable all exercise payments, without interest. In addition, no amounts paid to acquire the Rights on the NYSE or otherwise will be returned.
Listing	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be, subject to notice of issuance, listed on the NYSE under the symbol “GGT.” On June 27, 2024 (the last trading date prior to the Common Shares trading ex-Rights), the last reported net asset value per share of the Common Shares was $3.29 and the last reported sales price per share of Common Shares on the NYSE was $5.42. The Rights are expected to be admitted for trading on the NYSE, subject to notice of issuance, under the symbol “GGT RT.”
Offering Expenses	The expenses of the Rights offering are expected to be approximately $340,000 and will be borne by holders of the Fund’s Common Shares. See “Use of Proceeds.”
Sale of Rights

The Rights are expected to be transferable until the completion of the Subscription Period and are expected to be admitted for trading on the NYSE, subject to notice of issuance, under the symbol “GGT RT.” Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders or may be submitted to Computershare Trust Company, N.A. (the “Rights Agent”) for sale. Any Rights submitted to the Rights Agent for sale must be received by the Rights Agent on or before 5:00 PM, Eastern Time, on July 15, 2024, five Business Days prior to the Expiration Date (or, if the Subscription Period is extended, by 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

Rights acquired in the secondary market will not confer any right to acquire any Common Shares in the over-subscription privilege, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the Expiration Date. Common Shares are expected to begin trading ex-Rights on the Record Date.

If the Rights Agent receives Rights for sale in a timely manner, it will use its best efforts to sell the Rights on the NYSE. Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) should refer to the portion of this Prospectus Supplement captioned “Foreign Restrictions.”

Any commissions will be paid by the selling Rights holders. Neither the Fund nor the Rights Agent will be responsible if Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold by the Rights Agent, sales of these Rights will be deemed to have been effected at the weighted average price received by the Rights Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not be eligible to participate in any over-subscription privilege. See “Terms of the Rights Offering” and “Sales by Rights Agent.”

Use of Proceeds

The Fund estimates the net proceeds of the Rights offering to be approximately $34,990,635. This figure is based on the Subscription Price per Common Share of $5.00 and assumes all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $340,000 are paid. Such estimated expenses assume all new Common Shares are sold in the primary subscription.

The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment objective and policies or changes in market conditions may cause the investment period to extend as long as six months. This could occur if market conditions are unstable to such an extent that the Investment Adviser believes market risk is greater than the benefit of making additional investments at that time. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. The Fund may also use the net proceeds from the offering to redeem outstanding, Series E Preferred Shares or Series G Preferred Shares. The distribution rate on the Series E Preferred Shares and the Series G Preferred Shares is 5.125%. See "Use of Proceeds."

Taxation/ Employee Benefit Plans	See “U.S. Federal Income Tax Consequences of the Rights Offering” and “Employee Benefit Plan Considerations.”
Rights Agent	Computershare Trust Company, N.A. See “Rights Agent.”
Administrative Agent	Morrow Sodali LLC. See “Administrative Agent.”

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our Common Shares as a percentage of net assets attributable to Common Shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the Rights offering, assuming that we incur the estimated offering expenses.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)	None
Offering Expenses Borne by the Fund (as a percentage of offering price)	0.96	%(1)
Dividend Reinvestment and Cash Purchase Plan Fees	None
Purchase Transactions	$0.75	(2)
Sale Transactions	$2.50	(2)

Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Management Fees	1.53	%(3)
Interest on Borrowed Funds	None	(4)
Other Expenses	0.52	%(5)
Total Annual Expenses	2.05%
Dividends on Preferred Shares	2.72	%(6)
Total Annual Expenses and Dividends on Preferred Shares	4.77	%(3)

(1)	Total offering expenses are estimated to be $340,000, and assumes that the Rights offering is fully subscribed. As reflected in the Expense Example following this table, the Rights offering expenses will be borne by the Fund and indirectly by all of the Fund’s Common Shareholders, including those who do not exercise their Rights, and will result in a reduction of the NAV of the Common Shares.

(2)	Shareholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. Shareholders participating in the Voluntary Cash Purchase Plan would pay $0.75 plus their pro rata share of brokerage commissions per transaction to purchase shares and $2.50 plus their pro rata share of brokerage commissions per transaction to sell shares. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans” in the Prospectus.

(3)	The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets, plus assets attributable to any outstanding senior securities, with no deduction for the liquidation preference of any outstanding preferred shares or the principal amount of any outstanding notes. Consequently, if the Fund has preferred shares or notes outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common shares will be higher than if the Fund does not utilize a leveraged capital structure.

(4)	The Fund has no current intention of borrowing from a lender or issuing notes.

(5)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuance.

(6)	Dividends on Preferred Shares represent distributions on the existing preferred shares outstanding.

Example

The following example illustrates the expenses (including estimated Rights offering expenses of $340,000 from the issuance of $35,330,640 in Common Shares in the primary subscription) you would pay on a $1,000 investment in Common Shares, assuming the Rights offering is fully subscribed and a 5% annual portfolio total return.*

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$57	$152	$247	$488

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

The example above includes Dividends on Preferred Shares. If Dividends on Preferred Shares were not included in the example calculation, the expenses would be as follows (based on the same assumptions as above).

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$30	$73	$119	$245

CAPITALIZATION

The following table sets forth the audited capitalization of the Fund as of December 31, 2023 and its adjusted capitalization assuming the Common Shares available in the Rights offering discussed in this Prospectus Supplement had been issued.

	Actual	As adjusted
Cumulative preferred stock, $0.001 par value per share	$79,626,000	$74,283,775
(The “Actual” column reflects the Fund’s outstanding capitalization of preferred stock as of December 31, 2023. The “As adjusted” column reflects the Fund’s outstanding capitalization of preferred stock as of June 27, 2024.)
Shareholders’ equity applicable to Common Shares:
Common Shares, $0.001 par value per share; 187,999,000 shares authorized	28,074	35,331
(The “Actual” column reflects the Fund’s outstanding capitalization of 28,264,536 Common Shares as of December 31, 2023; the “As adjusted” column assumes the issuance of 7,066,128 Common Shares issued in the Rights offering, and reflects the issuance of 190,706 common shares issued pursuant to the Dividend Reinvestment Plan after December 31, 2023 but prior to the date of this Prospectus Supplement.)
Paid-in capital*	108,634,844	144,619,761
Total accumulated loss	(3,783,743)	(3,783,743)
Net assets applicable to Common Shares	104,851,101	140,871,348
Liquidation preference of preferred stock	79,626,000	74,283,775
Net assets, plus the liquidation preference of preferred stock	174,858,721	215,155,123

*	As adjusted paid-in capital reflects the issuance of 7,066,128 Common Shares at $5.00 per Common Share issued in the Rights offering and a deduction for the estimated offering expenses borne by the Fund of $340,000.

For financial reporting purposes, the Fund is required to deduct the liquidation preference of its outstanding preferred stock from “net assets,” so long as the senior securities have redemption features that are not solely within the control of the Fund. For all regulatory purposes, the Fund’s preferred stock will be treated as equity (rather than debt).

USE OF PROCEEDS

The Fund estimates the net proceeds of the Rights offering to be approximately $34,990,635, based on the Subscription Price per Common Share of $5.00, assuming all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $340,000 are paid. Such estimated expenses assume all new Common Shares are sold in the primary subscription.

The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment objective and policies or changes in market conditions may cause the investment period to extend as long as six months. This could occur if market conditions are unstable to such an extent that the Investment Adviser believes market risk is greater than the benefit of making additional investments at that time. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments.

The Fund may also use the net proceeds from the offering to redeem outstanding Series E Preferred Shares or Series G Preferred Shares. The distribution rate on the Series E Preferred Shares and the Series G Preferred Shares is 5.125%.

DESCRIPTION OF THE RIGHTS OFFERING

Terms of the Rights Offering

The Fund is issuing to shareholders of record as of the close of business on June 28, 2024 (“the Record Date,” and such shareholders, the “Record Date Shareholders”), Rights to subscribe for Common Shares of the Fund. Each Record Date Shareholder is being issued one transferable Right for each Common Share owned on the Record Date. The number of Rights to be issued to a Record Date Shareholder will be rounded up to the nearest number of Rights evenly divisible by four. In the case of Common Shares held of record by Cede & Co. (“Cede”), as nominee for the Depository Trust Company (“DTC”), or any other depository or nominee, the number of Rights issued to Cede or such other depository or nominee will be adjusted to permit rounding up (to the nearest number of Rights evenly divisible by four) of the Rights to be received by beneficial owners for whom it is the holder of record only if Cede or such other depository or nominee provides to the Fund on or before the close of business on July 9, 2024, written representation of the number of Rights required for such rounding.

The Rights entitle the holder to acquire for $5.00 (the “Subscription Price”) one new Common Share for each four Rights held. Fractional shares will not be issued upon the exercise of the Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four.

Rights may be exercised at any time during the period (the “Subscription Period”) which commences on June 28, 2024, and ends at 5:00 PM Eastern Time on July 22, 2024 (the “Expiration Date”), unless otherwise extended. The right to acquire one Common Share for each four Rights held during the Subscription Period (or any extension thereof) at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “Subscription.” 28,264,509 Common Shares of the Fund are outstanding as of June 28, 2024; 7,066,128 Common Shares of the Fund will be issued if all Rights are exercised. Rights will expire on the Expiration Date and thereafter may not be exercised.

Rights may be evidenced by subscription certificates or may be uncertificated and evidenced by other appropriate documentation (“Subscription Certificates”). The number of Rights issued to each holder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and Common Shares paid for is set forth below in “Method of Exercise of Rights” and “Payment for Shares.” A holder of Rights will have no right to rescind a purchase after Computershare Trust Company, N.A. (the “Rights Agent”) has received the Rights exercised. See “Payment for Shares” below.

The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be, subject to notice of issuance, listed on the NYSE under the symbol “GGT.”

Holders of Rights who are Record Date Shareholders who fully exercise their Rights are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations, allotment and the right of the Board to eliminate the over-subscription privilege. See “Over-Subscription Privilege” below.

For purposes of determining the maximum number of Common Shares a Record Date Shareholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the Rights that are held by Cede or such other depository or nominee on their behalf.

The Rights are transferable and are expected to be admitted for trading on the NYSE, subject to notice of issuance, under the symbol “GGT RT.” Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels and also sold through the Rights Agent. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. Trading of the Rights on the NYSE is expected to be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders and thereafter is expected to be conducted on a regular way basis until and including the last NYSE trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Method of Transferring Rights.” The Common Shares are expected to begin trading ex-Rights on the Record Date as determined and announced by the NYSE.

Nominees who hold the Fund’s Common Shares for the account of others, such as banks, broker-dealers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Rights Agent with proper payment. In addition, beneficial owners of the Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.

Participants in the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the “Plan”) will be issued Rights in respect of the Common Shares held in their accounts in the Plan. Participants wishing to exercise these Rights must exercise the Rights in accordance with the procedures set forth in “Method of Exercise of Rights” and “Payment for Shares.”

Important Dates to Remember

Please note that the dates in the table below may change if the Rights offering is extended.

EVENT	DATE
Record Date	June 28, 2024
Subscription Period*	June 28, 2024 through July 22, 2024†
Final Date Rights Will Trade	July 19, 2024†
Expiration Date*	July 22, 2024†
Payment for Shares and Subscription Certificate or Notice of Guaranteed Delivery Due*	July 22, 2024†
Subscription Certificates Pursuant to Notice of Guaranteed Delivery Due	July 23, 2024†
Issuance Date	July 25, 2024†
Confirmation Date	July 31, 2024†

*	A shareholder exercising Rights must deliver by 5:00 PM Eastern Time on July 22, 2024 (unless the offer is extended) either (a) a Subscription Certificate and payment for Common Shares or (b) a notice of guaranteed delivery and payment for Common Shares.
†	Unless the offer is extended.

Over-Subscription Privilege

The Board has the right in its absolute discretion to eliminate the over-subscription privilege with respect to over-subscription shares if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth business day following the Expiration Date. If the over-subscription privilege is not eliminated, it will operate as set forth below.

Rights holders who are Record Date Shareholders and who fully exercise their Rights are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations, allotment, and the right of the Board to eliminate the over-subscription privilege.

Record Date Shareholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as “over-subscription shares,” that were not purchased by other holders of Rights at the same Subscription Price. If enough over-subscription shares are available, all such requests will be honored in full. If the requests for over-subscription shares exceed the over-subscription shares available, the available over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

Record Date Shareholders who are fully exercising their Rights during the Subscription Period should indicate on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Common Shares they are willing to acquire pursuant to the over-subscription privilege. Rights acquired in the secondary market may not participate in the over-subscription privilege.

The formula to be used in allocating the over-subscription shares is as follows:

Shareholder’s Record Date Position	X Over-Subscription Shares Available
Total Record Date Position of All Over-Subscribers

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Rights Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the Subscription Period and the number of Common Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s Rights were exercised in full. Nominee holder over-subscription forms and beneficial owner certification forms will be distributed to banks, broker-dealers, trustees and other nominee holders of Rights with the Subscription Certificates. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the over-subscription privilege.

The Fund will not offer or sell any Common Shares that are not subscribed for during the Subscription Period or pursuant to the over-subscription privilege.

Insider Participation in Rights Offering

The Fund has been advised that the Investment Adviser and the Fund’s directors and officers that own Common Shares may exercise some or all of the Rights initially issued to them, and may request additional Common Shares pursuant to the over-subscription privilege. An exercise of the over-subscription privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.

Mario J. Gabelli, a portfolio manager of the Fund and control person of the Investment Adviser, or his affiliated entities, may exercise some or all of the Rights initially issued to them, and may request additional Common Shares pursuant to the over-subscription privilege. Mr. Gabelli, or his affiliated entities, may also offer to sell, or otherwise transfer, some or all of the Rights initially issued to them. If Mr. Gabelli, or his affiliated entities, sells or otherwise transfers some or all of the Rights initially issued to them, Mr. Gabelli intends to sell or transfer such Rights in accordance with the resale and/or transfer procedures set forth in this Prospectus Supplement under the headings “Description of the Rights Offering—Sales by Rights Agent” and “Description of the Rights Offering—Method of Selling or Transferring Rights.” Mr. Gabelli will be the beneficial owner of 2,566,040 Rights1 and may offer to sell, or otherwise transfer, up to all of such Rights. If Mr. Gabelli determines to sell or transfer all of the Rights that he may offer hereby, he will beneficially own no Rights after the completion of this Rights offering. Mr. Gabelli reserves the right to sell or transfer no Rights or an amount of Rights that is otherwise less than all of the Rights set forth in this paragraph.

Mr. Gabelli is portfolio manager of the Fund. He serves in the same capacity for other funds in the Gabelli fund family. Mr. Gabelli is Chairman, Chief Executive Officer, and Chief Investment Officer–Value Portfolios of GAMCO Investors, Inc. (“GAMI”), an OTCQX-listed asset manager and financial services company. He is also the Chief Investment Officer of Value Portfolios of the Investment Adviser and GAMCO Asset Management, Inc. (“GAMCO”), each of which are asset management subsidiaries of GAMI. In addition, Mr. Gabelli is Chief Executive Officer, Chief Investment Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company that holds a majority interest in GAMI, and the Chairman of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. He is also Executive Chairman of Associated Capital Group, Inc., a public company that provides alternative management and institutional research services, and is a majority-owned subsidiary of GGCP.

1 Mr. Gabelli will be deemed to be the direct beneficial owner of 972,976 Rights and the indirect beneficial owner of 1,593,064 Rights.

Sales by Rights Agent

Holders of Rights who are unable or do not wish to exercise any or all of their Rights may instruct the Rights Agent to sell any unexercised Rights. The Subscription Certificates representing the Rights to be sold by the Rights Agent must be received on or before 5:00 PM, Eastern Time, on July 15, 2024, five Business Days prior to the Expiration Date (or, if the subscription period is extended, by 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date). Upon the timely receipt of the appropriate instructions to sell Rights, the Rights Agent will use its best efforts to complete the sale and will remit the proceeds of sale, net of any commissions, to the holders. The selling Rights holder will pay all brokerage commissions incurred by the Rights Agent.

The Rights Agent will automatically attempt to sell any unexercised Rights that remain unclaimed as a result of Subscription Certificates being returned by the postal authorities as undeliverable as of the fifth Business Day prior to the Expiration Date. These sales will be made net of commissions, taxes and any other expenses paid on behalf of the nonclaiming holders of Rights. Proceeds from those sales will be held by Computershare Trust Company, N.A., in its capacity as the Fund’s transfer agent, for the account of the nonclaiming holder of Rights until the proceeds are either claimed or escheated.

There can be no assurance that the Rights Agent will be able to complete the sale of any Rights and neither the Fund nor the Rights Agent has guaranteed any minimum sales price for the Rights. Rights will be sold at the market price, if any, through an exchange or market trading the Rights. If the Rights can be sold by the Rights Agent, sales of the Rights will be deemed to have been effected at the weighted average price received by the Rights Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Holders of Rights attempting to sell any unexercised Rights in the open market through a broker-dealer should consider the commissions and fees charged by the broker-dealer prior to selling their Rights on the open market.

There can be no assurance that unexercised Rights will be sold, or regarding the costs or proceeds that will result from any completed sales.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor, or the financial press.

Method of Transferring Rights

Sales on the NYSE

The Rights are transferable and are expected to be admitted for trading on the NYSE, subject to notice of issuance, under the symbol “GGT RT.” Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date.

The value of the Rights, if any, will be reflected by the market price. Rights may be sold by individual holders or may be submitted to the Rights Agent for sale. Any Rights submitted to the Rights Agent for sale must be received by the Rights Agent on or before 5:00 PM, Eastern Time, on July 15, 2024, five Business Days prior to the Expiration Date (or, if the subscription period is extended, by 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

Rights acquired in the secondary market will not confer any right to acquire any Common Shares in the over-subscription privilege, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the Expiration Date. The Common Shares are expected to begin trading ex-Rights on the Record Date.

Other Transfers

The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Rights Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should promptly transfer such Rights to ensure that: (i) the transfer instructions will be received and processed by the Rights Agent, (ii) a new Subscription Certificate will be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates may be exercised or sold by the recipients thereof prior to the Expiration Date. Neither the Fund nor the Rights Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by the Rights Agent (which will be paid by the Fund as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, transfer or exercise of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or expenses will be borne by the Fund or the Rights Agent.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of DTC (Rights exercised through DTC are referred to as “DTC Exercised Rights”).

Any Record Date Shareholder who transfers any Rights will not be eligible to participate in the over-subscription privilege, if any.

Termination

We may, in our sole discretion, terminate the Rights offering at any time prior to delivery of the Common Shares offered hereby by giving oral or written notice thereof to the Rights Agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest, of all funds received from holders of Rights. All monies received by the Rights Agent in connection with the offering will be held by the Rights Agent, on our behalf, in a segregated interest-bearing account. In addition, no amounts paid to acquire the Rights on the NYSE or otherwise will be returned.

Rights Agent

The Rights Agent is Computershare Trust Company, N.A. The Rights Agent will receive from the Fund an amount estimated to be $85,000, comprised of the fee for its services and the reimbursement for certain expenses related to the Rights offering.

Inquiries

For additional information all holders of Rights can contact the Fund by telephone at 800-GABELLI (422-3554) or 914-921-5070, or by written request to The Gabelli Multimedia Trust Inc., One Corporate Center, Rye, New York 10580-1422.

Administrative Agent

Morrow Sodali LLC is serving as administrative agent for this Rights offering. Morrow Sodali LLC will perform administrative services in connection with the Rights offering, including consultation and preparation in connection with the search of, and distribution of materials to, brokers and banks, and other nominees. Morrow Sodali LLC will also perform other administrative and back office services at the Fund’s authorization and instruction. For its services, Morrow Sodali LLC will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses.

Inquiries by all holders of Rights should be directed to the administrative agent, Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902. Individual shareholders please call toll-free: 800-662-5200. Banks and brokers please call: 203-658-9400. The email address for the administrative agent is: GGT.info@investor.morrowsodali.com.

Method of Exercise of Rights

Rights may be exercised by completing and signing the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Rights Agent, together with payment for the Common Shares as described below under “Payment for Shares.” Rights may also be exercised through the broker of a holder of Rights, who may charge the holder of Rights a servicing fee in connection with such exercise.

Completed Subscription Certificates and payment must be received by the Rights Agent prior to 5:00 PM Eastern Time, on the Expiration Date (unless exercise is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”). Your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 PM, Eastern Time, on the Expiration Date. The Subscription Certificate and payment should be delivered to the Rights Agent at the following address:

If By First Class Mail:

Attn: Corporate Actions Voluntary Offer: COY: GGT

Computershare Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011

If by trackable mail, including Overnight Delivery:

Attn: Corporate Actions Voluntary Offer: COY: GGT

Computershare Trust Company, N.A.
150 Royall Street, Suite V
Canton, MA 02021

Delivery will be deemed valid only if delivered in line with the above delivery instructions.

Payment for Shares

Holders of Rights who acquire Common Shares in the Subscription may choose between the following methods of payment:

(1)	A holder of Rights can send the Subscription Certificate, together with payment in the form of a personal check (which must include the name of the shareholder on the check) for the Common Shares subscribed for in the Rights offering and, if eligible, for any additional Common Shares subscribed for pursuant to the over-subscription privilege, to the Rights Agent based on the Subscription Price of $5.00 per Common Share. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Rights Agent at one of the addresses noted above prior to 5:00 PM Eastern Time on the Expiration Date. The Rights Agent will deposit all share purchase checks received by it prior to the final due date into a segregated account pending proration and distribution of Common Shares. The Rights Agent will not accept cash as a means of payment for Common Shares.

(2)	Alternatively, a subscription will be accepted by the Rights Agent if, prior to 5:00 PM Eastern Time on the Expiration Date, the Rights Agent has received a written notice of guaranteed delivery by mail or email from a bank, a trust company, or a NYSE member, guaranteeing delivery of a properly completed and executed Subscription Certificate. In order for the notice of guaranteed delivery to be valid, full payment for the Common Shares at the Subscription Price of $5.00 per Common Share must be received with the notice. The Rights Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Rights Agent by the close of business on the first Business Day after the Expiration Date. The notice of guaranteed delivery must be emailed to the Rights Agent at canoticeofguarantee@computershare.com or delivered to the Rights Agent at one of the addresses noted above.

EXCEPT AS OTHERWISE SET FORTH BELOW, A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY PERSONAL CHECK (WHICH MUST INCLUDE THE NAME OF THE SHAREHOLDER ON THE CHECK) DRAWN ON A BANK LOCATED IN THE CONTINENTAL UNITED STATES, MUST BE PAYABLE TO THE GABELLI MULTIMEDIA TRUST INC. AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

If a holder of Rights who acquires Common Shares pursuant to the Rights offering does not make payment of all amounts due, the Fund reserves the right to take any or all of the following actions: (i) reallocate such subscribed and unpaid for Common Shares to Record Date Shareholders exercising the over-subscription privilege who did not receive the full over-subscription requested; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Common Shares which could be acquired by such holder upon exercise of the Rights or over-subscription privilege; and (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Common Shares (in other words, retain such payments) and to enforce the exercising Rights holder’s relevant payment obligation.

Any payment required from a holder of Rights must be received by the Rights Agent prior to 5:00 PM Eastern Time on the Expiration Date. All payments by a holder of Rights must be in United States dollars by personal check (which must include the name of the shareholder on the check) drawn on a bank located in the continental United States and be payable to The Gabelli Multimedia Trust Inc. Whichever of the two methods of payment described above is used, issuance and delivery of certificates for the Common Shares purchased are subject to collection of checks.

Within seven Business Days following the Expiration Date (the “Confirmation Date”), a confirmation will be sent by the Rights Agent to each holder of Rights (or, if the Common Shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee), showing (i) the number of Common Shares acquired pursuant to the Subscription, (ii) the number of Common Shares, if any, acquired pursuant to the over-subscription privilege, and (iii) the per share and total purchase price for the Common Shares. Any payment required from a holder of Rights must be received by the Rights Agent on or prior to the Expiration Date. Any excess payment to be refunded by the Fund to a holder of Rights, or to be paid to a holder of Rights as a result of sales of Rights on its behalf by the Rights Agent, will be mailed by the Rights Agent to the holder within seven Business Days after the Expiration Date. If the aggregate Subscription Price paid by a Record Date Shareholder exceeds the amount necessary to purchase the number of Common Shares for which the Record Date Shareholder has indicated an intention to subscribe on the Subscription Certificate, then the Record Date Shareholder will be refunded any excess amount.

A holder of Rights will have no right to rescind a purchase after the Rights have been exercised.

Holders, such as broker-dealers, trustees, or depositories for securities, who hold Common Shares for the account of others, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Rights Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a holder should contact the holder and request that the holder effect transactions in accordance with the beneficial owner’s instructions. Banks, broker-dealers, trustees, and other nominee holders that hold Common Shares of the Fund for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights may not participate in any over-subscription privilege offered.

THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT THE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE RIGHTS AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 PM, EASTERN TIME, ON THE EXPIRATION DATE.

All questions concerning the timeliness, validity, form, and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Foreign Restrictions

Subscription Certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (the “Foreign Shareholders”). The Rights Agent will send a letter via regular mail to Foreign Shareholders who own Common Shares directly (“Direct Foreign Shareholders”), as opposed to in “street name” with a broker or other financial intermediary, to notify them of the Rights offering. Direct Foreign Shareholders who wish to exercise their Rights should contact the Fund, as described above under “Inquiries,” to facilitate the exercise of such Rights and for instructions or any other special requirements that may apply in order for such Direct Foreign Shareholder to exercise its Rights. Direct Foreign Shareholders who wish to sell their Rights should contact the Rights Agent and follow the procedures described above under “Sales by Rights Agent.” Direct Foreign Shareholders are encouraged to contact the Fund or the Rights Agent as far in advance of the Expiration Date as possible to ensure adequate time for their Rights to be exercised or sold. Foreign Shareholders who own Common Shares in “street name” through a broker or other financial intermediary should contact such broker or other financial intermediary with respect to any exercise or sale of Rights.

Employee Benefit Plan Considerations

Holders of Rights that are, or under ERISA are deemed to be investing the assets of, employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, corporate retirement and 401(k) plans each, an ERISA Plan), or, Individual Retirement Accounts (“IRAs”) and other plans subject to Section 4975 of the Code, including any entity that is deemed to include the “plan assets” of any such ERISA Plans or other plans (collectively with ERISA Plans, the “Plans”) should be aware that additional contributions of cash to the Plan (other than rollover contributions or trustee-to-trustee transfers from other Plans) made in order to exercise Rights would be treated as Plan contributions and, when taken together with contributions previously made, may subject a Plan to excise taxes and nondeductible contributions. In the case of Plans qualified under Section 401(a) of the Code and certain other plans, additional contributions of cash could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. Plans contemplating the receipt of additional contributions of cash to exercise Rights should consult with their counsel prior to receiving or using such contributions.

Any fiduciary of a Plan with responsibility for decisions regarding the exercise or other disposition of Rights, and any investment in additional Common Shares as a consequence thereof should consider, among other things, to the extent applicable, the fiduciary standards of ERISA and the Code in the context of the Plan’s particular circumstances before making such decisions. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan. Accordingly, among other factors, the fiduciary should consider whether the exercise, transfer or other disposition of Rights, and an investment in Common Shares pursuant to an exercise would satisfy the prudence and diversification requirements of ERISA, to the extent applicable, and would be consistent with its fiduciary responsibilities, and the documents and instruments governing the Plan. Neither the Fund nor the Investment Adviser, nor any of their respective affiliates has provided or will provide advice as a fiduciary (for purposes of ERISA or Section 4975 of the Code) with respect to the exercise or other disposition of Rights by a Plan.

To the extent the Fund, the Investment Adviser or certain of their respective affiliates might be considered a “party in interest” or a “disqualified person” with respect to a Plan, prohibited transactions may arise in connection with exercises, transfers or other dispositions of Rights unless made pursuant to an available exemption. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that potentially may apply. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that, with respect to any particular Plan, any of the above-described exemptions or any other exemption would be available, or that all of the conditions of any such exemptions or any other exemption will be satisfied with respect to all prohibited transactions that may arise involving the Rights or Common Shares obtained pursuant to the exercise of Rights.

Governmental plans, certain church plans and non-U.S. plans are generally subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before exercise or other disposition of Rights to ensure that such transactions do not violate any Similar Law.

Because of the foregoing, the person making decisions to exercise, transfer or otherwise dispose of Rights (the “fiduciary”) on behalf of a Plan or a governmental, church or foreign plan will be deemed to represent on behalf of itself and the Plan or plan subject to Similar Law that the exercise of or disposition of any Rights will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law. In addition, the fiduciary making any decision on behalf of a Plan to exercise or transfer Rights will be deemed to have represented, warranted and acknowledged that neither the Fund nor the Investment Adviser, nor any of their respective affiliates or agents has provided or will provide advice or otherwise act in any fiduciary capacity with respect to the exercise or disposition of Rights by the Plan, including with respect to the acquisition and holding of Common Shares obtained pursuant to the exercise of Rights.

Neither the offer and issuance of Rights, nor the sale of Common Shares pursuant to an exercise of any Rights, to a Plan is in any respect a representation or recommendation by any of the Fund, the Dealer Manager, the Investment Adviser nor any of their respective affiliates or agents that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Shareholders and other holders of Rights that are Plans have the exclusive responsibility for ensuring that their exercise or transfer of Rights, and the investment in Common Shares pursuant to an exercise of Rights, complies with the fiduciary responsibility rules of ERISA or any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

Due to the complexity of these rules and the penalties for non-compliance, Plans should consult with their counsel regarding the consequences of their exercise, transfer or other disposition of Rights under ERISA and the Code.

PRICE RANGE OF COMMON SHARES

The following table sets forth, for the quarters indicated, the high and low sale prices on the NYSE per share of our Common Shares and the net asset value and the premium or discount from net asset value per share at which the Common Shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2022	$9.33	$7.89	$6.74	$7.23	38.43%	9.13%
June 30, 2022	$9.18	$6.63	$7.35	$5.43	24.90%	22.10%
September 30, 2022	$7.87	$6.07	$4.69	$3.72	67.80%	63.17%
December 31, 2022	$6.62	$5.17	$4.01	$3.89	65.09%	32.19%
March 31, 2023	$6.08	$5.34	$4.31	$4.00	41.07%	33.50%
June 30, 2023	$6.90	$5.57	$3.96	$4.23	74.24%	31.68%
September 30, 2023	$6.78	$5.79	$4.09	$3.87	65.77%	49.61%
December 31, 2023	$6.18	$4.36	$3.62	$3.38	70.72%	28.99%
March 31, 2024	$6.11	$5.27	$3.75	$3.74	62.93%	40.91%

On June 27, 2024, the last reported net asset value per Common Share was $3.29, and the last reported sales price per Common Share on the NYSE was $5.42. Accordingly, our Common Shares traded at a premium to net asset value of 64.74% on June 27, 2024.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING

Risk is inherent in all investing. Therefore, before investing in the Common Shares you should consider the risks associated with such an investment carefully. See “Risk Factors and Special Considerations” and “Additional Fund Information—Risk Factors and Special Considerations” in the Annual Report. The following summarizes some of the matters that you should consider before investing in the Fund through the Rights offering:

Dilution. As with any security, the price of the Fund’s Common Shares fluctuates with market conditions and other factors. The Common Shares are currently trading at a premium to their net asset value. Shares of closed-end investment companies often trade at a discount from their net asset values. This characteristic is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities and may be greater for shareholders expecting to sell their Common Shares in a relatively short period of time following completion of this Rights offering. The net asset value of the Common Shares will be reduced immediately following this Rights offering as a result of the accrual of certain offering costs.

If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience a reduction in the net asset value per Common Share whether or not you exercise your Rights, if the Subscription Price is below the Fund’s net asset value per Common Share on the Expiration Date, because:

●	the offered Common Shares are being sold at less than their current net asset value;

●	you will indirectly bear the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

On the other hand, if the Subscription Price is above the Fund’s net asset value per Common Share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per Common Share of your Common Shares even if you do not exercise your Rights and an immediate increase in the net asset value per Common Share of your Common Shares whether or not you participate in the Rights offering, because:

●	the offered Common Shares are being sold at more than their current net asset value after deducting the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.

Furthermore, if you do not fully participate in the Rights offering, your percentage ownership may also be diluted. The Fund cannot state precisely the amount of any dilution because it is not known at this time what the net asset value per Common Share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on net asset value per Common Share is shown by the following examples, assuming the Rights offering is fully subscribed and a $5.00 Subscription Price:

Scenario 1: (assumes net asset value per Common Share is above subscription price)(1)
NAV(2)	$6.00
Subscription Price	$5.00
Decrease in NAV($)(3)	$(0.21)
Decrease in NAV(%)	(3.50)%
Scenario 2: (assumes net asset value per Common Share is below subscription price)(1)
NAV(4)	$3.29
Subscription Price	$5.00
Increase in NAV($)(3)	$0.33
Increase in NAV(%)	10.03%

(1)	Both examples assume the Rights offering is fully subscribed. Actual amounts may vary due to rounding.

(2)	For illustrative purposes only. It is not known at this time what the net asset value per Common Share will be on the Expiration Date.

(3)	Assumes $340,000 in estimated expenses and commission.

(4)	For illustrative purposes only; reflects the Fund's net asset value per Common Share as of June 27, 2024. It is not known at this time what the net asset value per Common Share will be on the Expiration Date.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the primary subscription and over-subscription privilege.

Leverage. Leverage creates a greater risk of loss, as well as a potential for more gain, for the Common Shares than if leverage were not used. Following the completion of the Rights offering, the Fund’s amount of leverage outstanding will decrease. The leverage of the Fund as of December 31, 2023 was approximately 43% of the Fund’s net assets. After the completion of the Rights offering, the amount of leverage outstanding is expected to decrease to approximately 35% of the Fund’s net assets. The use of leverage for investment purposes creates opportunities for greater total returns but at the same time increases risk. When leverage is employed, the net asset value and market price of the Common Shares and the yield to holders of Common Shares may be more volatile. Any investment income or gains earned with respect to the assets attributable to leverage in excess of the interest or dividend payments due on such leverage will augment the Fund’s income. Conversely, if the investment performance with respect to the assets attributable to leverage fails to cover the interest or dividend payments on such leverage, the value of the Fund’s Common Shares may decrease more quickly than would otherwise be the case, and distributions on the Common Shares could be reduced or eliminated. Interest or dividend payments and fees incurred in connection with such leverage will reduce the amount of net income available for distribution to holders of the Common Shares.

Because the fee paid to the Investment Adviser is calculated on the basis of the Fund’s average weekly net assets, which include the proceeds of leverage, the dollar amount of the management fee paid by the Fund to the Investment Adviser will be higher (and the Investment Adviser will be benefited to that extent) when leverage is utilized. The Investment Adviser will utilize leverage only if it believes such action would result in a net benefit to the Fund’s shareholders after taking into account the higher fees and expenses associated with leverage (including higher management fees).

The Fund’s leveraging strategy may not be successful.

Estimated Effects of Leverage After the Offer. Assuming that leverage will (1) be equal in amount to approximately 35% of the Fund’s total net assets, and (2) charge interest or involve dividend payments at a projected blended annual average leverage dividend or interest rate of 5.125%, then the annual return generated by the Fund’s portfolio (net of estimated expenses) must exceed approximately 1.81% of the Fund’s total net assets in order to cover such interest or dividend payments and other expenses specifically related to leverage. Of course, these numbers are merely estimates, used for illustration. Actual dividend rates, interest or payment rates may vary frequently and may be significantly higher or lower than the rate estimated above. The following table is furnished in response to requirements of the SEC. It is designed to illustrate the effect of leverage on common share total return, assuming investment portfolio total returns (comprised of net investment income of the Fund, realized gains or losses of the Fund and changes in the value of the securities held in the Fund’s portfolio) of -10%, -5%, 0%, 5% and 10%. These assumed investment portfolio returns are hypothetical figures and are not necessarily indicative of the investment portfolio returns experienced or expected to be experienced by the Fund. The table further reflects leverage representing 35% of the Fund’s total net assets, the Fund’s current projected blended annual average leverage dividend or interest rate of 5.125%, a management fee at an annual rate of 1.00% of the liquidation preference of any outstanding preferred stock and estimated annual incremental expenses attributable to any outstanding preferred stock of 0.01% of the Fund’s net assets attributable to common shares.

Assumed Return on Portfolio (Net of Expenses)	(10)%	(5)%	0%	5%	10%
Corresponding Return to Common Shareholder	(18.60)%	(10.94)%	(3.29)%	4.37%	12.03%

Common share total return is composed of two elements—the common share distributions paid by the Fund (the amount of which is largely determined by the taxable income of the Fund (including net realized gains) after paying interest on any debt and/or dividends on any preferred shares) and unrealized gains or losses on the value of the securities the Fund owns. As required by SEC rules, the table assumes that the Fund is more likely to suffer capital losses than to enjoy total return. For example, to assume a total return of 0% the Fund must assume that the income it receives on its investments is entirely offset by expenses and losses in the value of those investments.

Benefits to Investment Adviser. The Investment Adviser will benefit from the Rights offering, in part, because the investment advisory fee paid by the Fund to the Investment Adviser is based on the Fund’s net assets (including the liquidation preference of the outstanding preferred shares). It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of the Rights offering because it is not known how many Common Shares of the Fund will be subscribed for and because the proceeds of the Rights offering will be invested in additional portfolio securities which will fluctuate in value. However, assuming all Rights are exercised, the Fund would pay the Investment Adviser a management fee of 1.00% on the Fund’s additional net assets attributable to the anticipated net proceeds of this Rights offering ($34,990,635).

Because the net proceeds of this Rights offering will generally be invested in accordance with the Fund’s investment objective and policies (see “Use of Proceeds”), the amount of the Fund’s net assets attributable to the proceeds of this Rights offering will fluctuate in accordance with the Fund’s investment performance.

Termination. The Fund may terminate the Rights offering at any time prior to delivery of the Common Shares offered hereby, and neither the Fund nor the Rights Agent will have any obligations with respect to the Rights, except to return subscription payments without interest. No amounts paid to acquire the Rights can or will be returned. If the Rights offering is terminated, all rights will expire without value and the Rights Agent will return as soon as practicable all exercise payments without interest. No amounts paid to acquire Rights on the NYSE or otherwise will be returned in the event that the Rights offering is terminated.

Increase in Share Price Volatility; Decrease in Share Price. The Rights offering may result in an increase in trading of the Common Shares, which may increase volatility in the market price of the Common Shares. The Rights offering may result in an increase in the number of shareholders wishing to sell their Common Shares, which would exert downward price pressure on the price of Common Shares.

Under-Subscription. It is possible that the Rights offering will not be fully subscribed. Under-subscription of the Rights offering would have an impact on the net proceeds of the Rights offering and whether the Fund achieves any benefits.

RIGHTS OFFERING

This Rights offering will be made in accordance with the 1940 Act. Under the laws of the state of Maryland, the Board is authorized to approve rights offerings without obtaining shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING

The following is a general summary of the U.S. federal income tax consequences of the Rights offering to Record Date Shareholders who are taxable U.S. persons (as defined for U.S. federal income tax purposes). The following summary supplements the discussion set forth in the accompanying Prospectus and SAI and is subject to the qualifications and assumptions set forth therein. The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund.

Please refer to the “Taxation” section in the Fund’s Prospectus and SAI for a description of the consequences of investing in the Common Shares of the Fund. Special tax considerations relating to this Rights offering are summarized below:

●	The value of a Right will not be includible in the income of a Common Shareholder at the time the subscription Right is issued.

●	The basis of a Right issued to a Common Shareholder will be zero, and the basis of the share with respect to which the Right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the Right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such Common Shareholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the Right a portion of the basis of the old share. If either (a) or (b) applies, then unless the Right expires unexercised in the hands of the Common Shareholder to which such Right was distributed, such Common Shareholder must allocate basis between the old share and the Right in proportion to their fair market values on the date of distribution.

●	The basis of a Right purchased in the market will generally be its purchase price.

●	The holding period of a Right issued to a Common Shareholder will include the holding period of the old share.

●	No loss will be recognized by a Common Shareholder if a Right distributed to such Common Shareholder expires unexercised because the basis of the old share may be allocated to a Right only if the Right is exercised or sold. If a Right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the Right.

●	Any gain on the sale of a Right will be a capital gain if the Right is held as a capital asset (which in the case of a Right issued to Record Date Shareholders will depend on whether the old share is held as a capital asset), and will be a long term capital gain if the holding period is deemed to exceed one year at the time of disposition.

●	No gain or loss will be recognized by a Rights holder upon the exercise of Rights, and the basis of any Common Share acquired upon exercise (the new Common Share) will equal the sum of the basis, if any, of the Rights exercised therefor and the subscription price for the new Common Share. The holding period for the new Common Share will begin on the date when the Rights are exercised (or, in the case of a Right purchased in the market, potentially the day after the date of exercise).

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Fund and its Common Shareholders, with respect to U.S. federal income taxation only. Other tax issues such as state and local taxation may apply. Investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to the Fund, in connection with this Rights offering. Certain matters of Maryland law will be passed on by Venable LLP, Baltimore, Maryland, in connection with this Rights offering.

BASE PROSPECTUS

dated April 19, 2024

$400,000,000
THE GABELLI MULTIMEDIA TRUST INC.

Common Stock
Preferred Stock
Subscription Rights to Purchase Common Stock
Subscription Rights to Purchase Preferred Stock

Investment Objectives. The Gabelli Multimedia Trust Inc. (the “Fund”) is registered as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy. The Fund was organized as a Maryland corporation on March 31, 1994 and commenced its investment operations on November 15, 1994. An investment in the Fund is not appropriate for all investors. No assurances can be given that the Fund’s objectives will be achieved.

We may offer, from time to time, in one or more offerings, our common stock or preferred stock, each having a par value of $0.001 per share, or our subscription rights to purchase our common stock or preferred stock. Shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares.

Our shares may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. The Prospectus Supplement relating to the offering will identify any agents or underwriters involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission, or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period and other matters. We may not sell any of our shares through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering of our shares.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively (and together with the Series C Auction Rate Preferred, “Preferred Stock”). On April 10, 2024, the last reported sale price of our common stock was $5.53. The net asset value of the Fund’s common stock at the close of business on April 10, 2024 was $3.46 per share. Shares of closed-end funds could trade at a discount from net asset value. This creates a risk of loss for an investor purchasing shares in a public offering.

Investing in the Fund’s shares involves risks. See “Risk Factors and Special Considerations” on page 12 and “Additional Fund Information—Risk Factors and Special Considerations” in the Fund’s Annual Report for factors that should be considered before investing in shares of the Fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities have not been approved or disapproved by any securities regulatory authority in Canada. This offering will not be made in any province in Canada where it is not permitted by law.

This Prospectus may not be used to consummate sales of shares by us through agents, underwriters, or dealers unless accompanied by a Prospectus Supplement.

This Prospectus sets forth concisely the information about the Fund that a prospective investor should know before investing. You should read this Prospectus, which contains important information about the Fund, before deciding whether to invest in the shares, and retain it for future reference. A Statement of Additional Information (the “SAI”), dated April 19, 2024 containing additional information about the Fund, has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the Fund’s Annual and Semiannual Reports, the SAI, the table of contents of which is on page 44 of this Prospectus, request other information about us, and make stockholder inquiries by calling (800) GABELLI (422-3554), or by writing to the Fund. You may also obtain a copy of the Statement of Additional Information (and other information regarding the Fund) from the SEC’s website (http://www.sec.gov). Our annual and semiannual reports are also available on our website (www.gabelli.com). The Statement of Additional Information is only updated in connection with an offering and is therefore not available on the Fund’s website. Information on, or accessible through, the Fund’s website is not a part of, and is not incorporated into, this Prospectus.

Our shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of this Prospectus or the date of the applicable Prospectus Supplement.

- i -

Prospectus Summary

This is only a summary. This summary may not contain all of the information that you should consider before investing in our securities. You should review the more detailed information contained or incorporated by reference in this prospectus (this “Prospectus”), including the sections titled “Risk Factors and Special Considerations” beginning on page 12 and in the Annual Report, the applicable Prospectus Supplement and the Statement of Additional Information, dated  April 19, 2024 (the “SAI”).

The Fund

The Gabelli Multimedia Trust Inc. is registered as a non-diversified, closed-end management investment company organized as a Maryland corporation on March 31, 1994. Throughout this Prospectus, we refer to The Gabelli Multimedia Trust Inc. as the “Fund,” or as “we.” Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. See “The Fund.”

The Offering

We may offer, from time to time, in one or more offerings, our common or preferred stock, $0.001 par value per share. The shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). We may also offer subscription rights to purchase our common or preferred stock. The offering price per share of our common stock will not be less than the net asset value per share of our common stock at the time we make the offering, exclusive of any underwriting commissions or discounts, provided that transferable rights offerings that meet certain conditions may be offered at a price below the then current net asset value. See “Rights Offerings.” You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares. Our shares may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters, or dealers. The Prospectus Supplement relating to the offering will identify any agents, underwriters, or dealers involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period and other matters. We may not sell any of our shares through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering of our shares.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively (and together with the Series C Auction Rate Preferred, “Preferred Stock”). The Series C Auction Rate Preferred, the Series E Preferred and the Series G Preferred have the same seniority with respect to distributions and liquidation preference. On April 10, 2024, the last reported sale price of our common stock was $5.53. The net asset value of the Fund’s common stock at the close of business on April 10, 2024, was $3.46 per share. As of April 10, 2024, the Fund had outstanding 28,170,533 shares of common stock; 10 shares of Series C Auction Rate Preferred, 1,678,698 shares of Series E Preferred and 1,385,949 shares of Series G Preferred.

Investment Objectives and Policies

The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. The investment objectives of long-term growth of capital and income are fundamental policies of the Fund. The Fund’s policy of concentration in companies in the telecommunications, media, publishing, and entertainment industries is also a fundamental policy of the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). The Fund may invest in companies of any size market capitalization. The Fund may also invest, without limitation, in foreign securities. The Fund may also invest in securities of companies located in emerging markets.

A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy.

No assurance can be given that the Fund’s investment objectives will be achieved. See “Investment Objectives and Policies” in the Prospectus.

Common Stock

Currently, 196,750,000 shares of the Fund’s capital stock, which includes the common stock being registered with this registration statement, have been classified by the Board of Directors of the Fund (the “Board”) or any duly authorized committee thereof as common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote per share held. Holders of the common stock are entitled to share equally in distributions authorized by the Fund’s Board payable to the holders of such shares and in the net assets of the Fund available on liquidation for distribution to holders of such shares. The shares of common stock have noncumulative voting rights and no conversion, preemptive or other subscription rights, and are not redeemable. In the event of liquidation, each share of Fund common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund. As of April 10, 2024, the net assets of the Fund attributable to its shares of common stock were $97,416,270. As of April 10, 2024, 28,170,533 shares of common stock of the Fund were outstanding.

Preferred Stock

On December 18, 2019, the Fund completed the placement of $50,000,000 of the Series G Preferred and on September 26, 2017, the Fund completed the placement of $50,000,000 of the Series E Preferred. On March 31, 2003, the Fund completed the placement of $25 million of Series C Auction Rate Preferred. The Preferred Stock is senior to the common stock and results in the financial leveraging of the common stock. Such leveraging tends to magnify both the risks and opportunities to common stockholders. Dividends on the Preferred Stock are cumulative. The Fund is required by the 1940 Act and by the articles supplementary classifying and designating the series of Preferred Stock (the “Articles Supplementary”) to meet certain asset coverage tests with respect to the Preferred Stock. If the Fund fails to meet these requirements and does not correct such failure, the Fund may be required to redeem, in part or in full, the Preferred Stock. For the Series C Auction Rate Preferred, the redemption price is $25,000 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. For the Series E Preferred, the redemption price is $25 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. For the Series G Preferred, the redemption price is $25 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. Dividend rates for the Series C Auction Rate Preferred are cumulative at a rate that may be reset every seven days based on the results of an auction, or not in excess of a maximum rate. Additionally, failure to meet the foregoing asset coverage requirements could restrict the Fund’s ability to pay dividends to common stockholders and could lead to sales of portfolio securities at inopportune times. If the Fund has insufficient investment income and gains, all or a portion of the distributions to preferred stockholders would come from the common stockholders’ capital. Such distributions reduce the net assets attributable to common stockholders since the liquidation value of the preferred stockholders is constant.

As of April 10, 2024, the Fund had 10 shares of Series C Auction Rate Preferred outstanding, 1,678,698 shares of Series E Preferred outstanding and 1,385,949 shares of Series G Preferred outstanding.

The Fund may issue additional series of preferred stock to leverage its investments. If the Fund’s Board (each member of the Board individually, a “Director”) determines that it may be advantageous to the holders of the Fund’s common stock for the Fund to utilize such leverage, the Fund may issue additional series of preferred stock. Any preferred stock issued by the Fund will pay distributions either at a fixed rate or at rates that will be reset frequently based on short-term interest rates. Leverage creates a greater risk of loss as well as a potential for more gains for the common stock than if leverage were not used. See “Risk Factors and Special Considerations—Leverage Risk” in the Annual Report. The Fund may also engage in investment management techniques which will not be considered senior securities if the Fund complies with Rule 18f-4 under the 1940 Act.

Dividends and Distributions

Preferred Stock Distributions. In accordance with the 1940 Act, all preferred stock of the Fund must have the same seniority with respect to distributions. Accordingly, no full distribution will be declared or paid on any series of preferred stock of the Fund for any dividend period, or part thereof, unless full cumulative dividends and distributions due through the most recent dividend payment dates for all series of outstanding preferred stock of the Fund are declared and paid. If full cumulative distributions due have not been declared and made on all outstanding preferred stock of the Fund, any distributions on such preferred stock will be made as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date.

In the event that for any calendar year the total distributions on shares of the Fund’s preferred stock exceed the Fund’s current and accumulated earnings and profits allocable to such shares, the excess distributions will generally be treated as a tax-free return of capital (to the extent of the stockholder’s tax basis in the shares). Stockholders should not assume that the source of a distribution from the Fund is net profit. Distributions sourced from paid-in capital should not be considered the current yield or the total return from an investment in the Fund. The amount treated as a tax-free return of capital will reduce a stockholder’s adjusted tax basis in the preferred stock, thereby increasing the stockholder’s potential taxable gain or reducing the potential loss on the sale of the shares.

The distributions to the Fund’s preferred stockholders for the fiscal year ended December 31, 2023, were comprised of net investment income and return of capital. The Fund did not make return of capital distributions to preferred stockholders in 2010-2021. The Fund made return of capital distributions to preferred stockholders in 2022.

Fixed Rate Preferred Stock. Distributions on Fixed Rate Preferred Stock, at the applicable annual rate of the per share liquidation preference, are cumulative from the original issue date and are payable, when, as and if authorized by the Board and declared by the Fund, out of funds legally available therefor.

Auction Rate Preferred Stock. The holders of Auction Rate Preferred Stock are entitled to receive cash distributions, stated at annual rates of the applicable per share liquidation preference, that vary from dividend period to dividend period. Dividend rates for the Series C Auction Rate Preferred are cumulative at a rate that may be reset every seven days based on the results of an auction, or not in excess of a maximum rate.

Common Stock Distributions. In order to allow its common stockholders to realize a predictable, but not assured, level of cash flow and some liquidity periodically on their investment without having to sell shares, the Fund has adopted a managed distribution policy, which may be changed at any time by the Board, of paying a minimum annual distribution of 10% of the average net asset value of the Fund to common stockholders. In the event the Fund does not generate a total return from dividends and interest received and net realized capital gains in an amount equal to or in excess of its stated distribution in a given year, the Fund may return capital as part of such distribution, which may have the effect of decreasing the asset coverage per share with respect to the Fund’s preferred stock. Distributions on the Fund’s common stock may contain a return of capital. Any return of capital should not be considered by investors as yield or total return on their investment in the Fund. Distributions sourced from return of capital should not be considered as dividend yield or the total return from an investment in the Fund. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. The composition of each distribution is estimated based on the earnings of the Fund as of the record date for each distribution. The actual composition of each of the current year’s distributions will be based on the Fund’s investment activity through the end of the calendar year.

For the fiscal year ended December 31, 2023, the Fund made distributions of $0.88 per share of common stock, all of which was deemed a return of capital. The composition of each distribution is estimated based on the earnings of the Fund as of the record date for each distribution. The actual composition of each of the current year’s distributions will be based on the Fund’s investment activity through the end of the calendar year.

Limitations on Distributions. If at any time the Fund has borrowings outstanding, the Fund will be prohibited from paying any distributions on any of its common stock (other than in additional stock), and from repurchasing any of its common stock or preferred stock, unless, the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred stock outstanding. In addition, in such circumstances the Fund will be prohibited from paying any sister distributions on its preferred stock unless the value of its total assets, less certain ordinary course liabilities, exceed 200% of the amount of debt outstanding. See “Dividends and Distributions.”

Use of Proceeds

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes, including the continuation of the Fund’s managed distribution policy. The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Investment Adviser’s investment style or changes in market conditions may cause the investment period to extend as long as six months. The Fund may also use net proceeds to redeem existing series of Preferred Stock. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. See “Use of Proceeds.”

Exchange Listing

The Fund’s common stock is listed on the NYSE, under the trading or “ticker” symbol “GGT.” Currently, the Series E Preferred and Series G Preferred are listed on the NYSE under the symbol “GGT PrE” and “GGT PrG” respectively. The Series C Auction Rate Preferred is not listed on a stock exchange. Any additional series of fixed rate preferred stock would also likely be listed on a stock exchange. See “Description of Capital Stock.”

Market Price of Shares

Shares of common stock of closed-end investment companies often trade on an exchange at prices lower than their net asset value. Shares of common stock of closed-end investment companies may trade during some periods at prices higher than their net asset value and during other periods at prices lower than their net asset value. The Fund cannot assure you that its common stock will trade at a price higher than or equal to net asset value. The Fund’s net asset value will be reduced immediately following this offering by the sales load and the amount of the offering expenses paid by the Fund. See “Use of Proceeds.”

In addition to net asset value, the market price of the Fund’s common stock may be affected by such factors as the Fund’s dividend and distribution levels (which are affected by expenses) and stability, market liquidity, market supply and demand, unrealized gains, general market and economic conditions, and other factors. See “Risk Factors and Special Considerations,” “Description of Capital Stock,” “Repurchase of Common Stock” and “Additional Fund Information—Risk Factors and Special Considerations” in the Annual Report.

The common stock is designed primarily for long term investors, and you should not purchase shares of common stock of the Fund if you intend to sell them shortly after purchase.

Fixed rate preferred stock may also trade at premiums to or discounts from their liquidation preference for a variety of reasons, including changes in interest rates.

Risk Factors and Special Considerations

Risk is inherent in all investing and you could lose all or any portion of the amount you invest in our securities. Therefore, before investing in our securities, you should consider the risks described in this Prospectus, the Fund’s Annual Report and any Prospectus Supplement carefully. The following is only a summary of certain risks of investing in the Fund described in more detail in the Fund’s Annual Report and elsewhere in this Prospectus and any applicable Prospectus Supplement. Before you invest, you should read the full summary of the risks of investing in the Fund, beginning on page 12 of this Prospectus under the heading “Risk Factors and Special Considerations,” in any accompanying Prospectus Supplement, and under the heading “Additional Fund Information—Risk Factors and Special Considerations” in the Annual Report.

Risks related to the Fund’s portfolio investments include risks related to:

●	the Fund’s concentration in the telecommunications, media, publishing, and entertainment industries;

●	investing in securities of foreign and emerging market issuers;

●	investing in equity securities, convertible securities, and non-investment grade securities (commonly known as “high-yield securities” or “junk bonds”);

●	lending of portfolio securities;

●	use of financial leverage; and

●	derivative transactions.

Special risks to investors in the Fund’s common stock include risks relating to the Fund’s common stock distribution policy, dividends and use of leverage, the common stock’s market price and liquidity, dilution and portfolio turnover.

Special risks to investors in the Fund’s preferred stock include risks relating to the preferred stock’s market price and liquidity, distributions on the preferred stock, redemption, reinvestment and subordination.

Special risks to holders of the Fund’s subscription rights include risks relating to dilution, market price for subscription rights and the value of the rights.

Other general risks include risks related to:

●	the Fund’s long term investment horizon, management and dependence on key personnel;

●	market risks, market disruptions and geopolitical events, economic events and market events, government intervention in the financial markets, and inflation;

●	the anti-takeover provisions in the Fund’s Governing Documents; and

●	the Fund’s status as a RIC for U.S. federal income tax purposes.

Management and Fees

Gabelli Funds, LLC serves as the Fund’s investment adviser. The Investment Adviser’s fee is computed weekly and paid monthly, equal on an annual basis to 1.00% of the Fund’s average weekly net assets including the liquidation value of preferred stock. The fee paid by the Fund may be higher when leverage in the form of preferred stock is utilized, giving the Investment Adviser an incentive to utilize such leverage. However, the Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the currently outstanding Series C Auction Rate Preferred Stock during the fiscal year if the total return of the net asset value of the common stock of the Fund, including distributions and advisory fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of the Series C Auction Rate Preferred Stock for the period. In other words, if the effective cost of the leverage for the Series C Auction Rate Preferred Stock exceeds the total return (based on net asset value) on the Fund’s common stock, the Investment Adviser will reduce that portion of its management fee on the incremental assets attributable to the Series C Auction Rate Preferred Stock to mitigate the negative impact of that leverage on the common stockholder’s total return. The Investment Adviser currently intends that the voluntary advisory fee waiver will remain in effect for as long as the Series C Auction Rate Cumulative Preferred Stock is outstanding. This fee waiver does not apply to any other series of preferred stock. The Investment Adviser, however, reserves the right to modify or terminate the voluntary advisory fee waiver at any time. The Fund’s total return on the net asset value of the common stock is monitored on a monthly basis to assess whether the total return on the net asset value of the common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period.

The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those additional assets. See “Management of the Fund.”

For the year ended December 31, 2023, the Fund’s total return on the net asset value of the common stock exceeded the stated dividend rate of the outstanding Series C Auction Rate Preferred Stock. Thus, management fees with respect to these assets were earned.

A discussion regarding the basis for the Board’s approval of the continuation of the investment advisory contract of the Fund is available in the Fund’s semiannual report to stockholders for the six months ended June 30, 2023.

Repurchase of Common Stock

The Board has authorized the Fund to repurchase shares of its common stock on the open market when the shares are trading at a discount of 5% or more (or such other percentage as the Board may determine from time to time) from the net asset value of the shares. Although the Fund’s Board has authorized such repurchases, the Fund is not required to repurchase its common stock. In total through December 31, 2023, the Fund repurchased 1,595,468 shares. Such repurchases are subject to certain notice and other requirements under the 1940 Act. See “Repurchase of Common Stock.”

Anti-Takeover Provisions

Certain provisions of Maryland law and of the Fund’s charter (the “Charter”) and the Bylaws of the Fund, as amended from time to time (the “Bylaws” and, together with the Charter, the “Governing Documents”), may be regarded as “anti-takeover” provisions. Pursuant to these provisions, only one of the three classes of Directors is elected each year, and the affirmative vote or consent of the holders of 66 2/3% of the Fund’s outstanding shares of each class (voting separately) is required to authorize the conversion of the Fund from a closed-end to an open-end investment company.

The Fund is organized as a Maryland corporation and elected, by resolution unanimously adopted by the Board of Directors of the Fund in accordance with Section 3-702(c)(4) of the Maryland General Corporation Law (the “MGCL”), to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”). The Control Share Act only applies to acquisitions of Fund shares on or after February 16, 2023. The Control Share Act provides for a series of voting power thresholds above which shares are considered control shares. Once a threshold is reached, an acquirer has no voting rights under the Control Share Act with respect to shares acquired in excess of that threshold (i.e., the “control shares”) unless approved by stockholders of the Fund. Approval by the stockholders requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares held by the acquirer and its associates as well as shares held by certain insiders of the Fund. Further approval by the Fund’s stockholders would be required with respect to additional acquisitions of control shares above the next applicable threshold level. The Board is permitted, but not obligated to, exempt specific acquisitions or classes of acquisitions of control shares.

The foregoing is only a summary of the material terms of the Control Share Act. Stockholders should consult their own counsel with respect to the application of the Control Share Act to any particular circumstance. Some uncertainty around the general application under the 1940 Act of state control share statutes exists as a result of recent court decisions which have held that control share acquisition provisions in funds’ governing documents are not consistent with the 1940 Act. Additionally, in some circumstances uncertainty may also exist in how to enforce the control share restrictions contained in state control share statutes against beneficial owners who hold their shares through financial intermediaries.

The overall effect of these provisions and other provisions applicable to principal stockholders of the Fund, if any, may render more difficult the accomplishment of a merger with, or the assumption of control by, a principal stockholder. These provisions may have the effect of depriving Fund stockholders of an opportunity to sell their stock at a premium to the prevailing market price. See “Certain Provisions of the Fund’s Governing Documents and Maryland Law.”

Custodian

State Street Bank and Trust Company (the “Custodian”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian will receive a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Transfer Agent, Auction Agent, and Dividend Disbursing Agent

Computershare Trust Company, N.A. (“Computershare”), located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s automatic dividend reinvestment and voluntary cash purchase plan (the “Plan”), and as transfer agent and registrar with respect to the common stock of the Fund. Computershare also serves as the transfer agent, registrar, dividend paying agent, and redemption agent with respect to the Series E Preferred and Series G Preferred.

The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend paying agent, and redemption agent with respect to the Series C Auction Rate Preferred. See “Custodian, Transfer Agent, Auction Agent, and Dividend Disbursing Agent.”

Summary of Fund Expenses

The information contained under the heading “Additional Fund Information—Summary of Fund Expenses” in the Fund’s Annual Report is incorporated herein by reference.

Use of Proceeds

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes, including the continuation of the Fund’s managed distribution policy. The Investment Adviser expects that it will initially invest the proceeds of the offering in high quality short-term debt securities and instruments. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed within three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the result in the Fund’s anticipated investment period extending to as long as six months. The Investment Adviser may also use the net proceeds to redeem existing series of Preferred Stock.

The Fund

The Fund is registered as a non-diversified, closed-end management investment company registered under the 1940 Act. Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund was organized as a Maryland corporation on March 31, 1994. The Fund commenced its investment operations on November 15, 1994. The Fund’s principal office is located at One Corporate Center, Rye, New York 10580-1422.

Investment Objective and Policies

Investment Objectives

The Fund’s primary investment objective is to achieve long-term growth of capital by investing primarily in the common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is the secondary investment objective. The investment objectives of long-term growth of capital and income are fundamental policies of the Fund. The Fund’s policy of concentration in companies in the telecommunications, media, publishing, and entertainment industries is also a fundamental policy of the Fund.

Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). The Fund may invest in companies of any size market capitalization. The Fund may invest, without limitation, in foreign securities. The Fund may also invest in securities of companies located in emerging markets.

A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy.

The information contained under the heading “Additional Fund Information—Investment Objectives and Policies” in the Fund’s Annual Report is incorporated herein by reference.

Risk Factors and Special Considerations

The information contained under the heading “Additional Fund Information—Risk Factors and Special Considerations” in the Fund’s Annual Report is incorporated herein by reference.

How the Fund Manages Risk

The information contained under the heading “Additional Fund Information—How the Fund Manages Risk” in the Fund’s Annual Report is incorporated herein by reference.

Management of the Fund

The information contained under the heading “Additional Fund Information—Management of the Fund” in the Fund’s Annual Report is incorporated herein by reference.

Portfolio Transactions

Principal transactions are not entered into with affiliates of the Fund. However, G.research an affiliate of the Investment Adviser, may execute portfolio transactions on stock exchanges and in the over-the-counter markets on an agency basis and receive a stated commission therefrom. For a more detailed discussion of the Fund’s brokerage allocation practices, see “Portfolio Transactions” in the SAI.

Dividends and Distributions

The Fund may retain for reinvestment, and pay the resulting federal income taxes on, its net capital gain, if any, although the Fund reserves the authority to distribute its net capital gain in any year. Under the Fund’s current distribution policy, which may be modified at any time by its Board of Directors, the Fund intends to pay to holders of the Fund’s common stock, a minimum annual distribution of 10% of the average net asset value of the Fund within a calendar year or an amount sufficient to satisfy the minimum distribution requirements of the Code, whichever is greater. Distributions on the Fund’s common stock may contain a return of capital. The average net asset value of the Fund is based on the average net asset values as of the last day of the four preceding calendar quarters during the year. Distributions of net investment income generally are taxable to stockholders as ordinary income dividends. If, for any calendar year, the total distributions exceed net investment income and net capital gain, the excess will generally be treated as a tax-free return of capital up to the amount of a stockholder’s tax basis in the stock. The amount treated as a tax-free return of capital will reduce a stockholder’s tax basis in the stock, thereby increasing such stockholder’s potential taxable gain or reducing his or her potential taxable loss on the sale of the stock. The return of capital is not a dividend or capital gain and may reduce your investment in the Fund. Any amounts distributed to a stockholder in excess of the basis of the stock will be taxable to the stockholder as capital gain. The Fund distributed a return of capital in 2023. See “Taxation.”

In the event the Fund distributes amounts in excess of its net investment income and net capital gain, such distributions will decrease the Fund’s total assets and, therefore, have the likely effect of increasing the Fund’s expense ratio. In addition, in order to make distributions, the Fund might have to sell a portion of its investment portfolio at a time when independent investment judgment might not dictate such action.

The Fund, along with other registered investment companies advised by the Investment Adviser, has obtained an exemption from Section 19(b) of the 1940 Act and Rule 19b-1 thereunder permitting the Fund to make periodic distributions of long-term capital gains provided that any distribution policy of the Fund with respect to its common stock calls for periodic (e.g., quarterly or semiannually, but in no event more frequently than monthly) distributions in an amount equal to a fixed percentage of the Fund’s average net asset value over a specified period of time or market price per share of common stock at or about the time of distribution or payment of a fixed dollar amount. The exemption also permits the Fund to make distributions with respect to its preferred stock in accordance with such stock’s terms.

If the total distributions required by a periodic payment policy exceed the Fund’s net investment income and net capital gain, the excess will be treated as a return of capital. Stockholders may periodically receive the payment of cash distributions from the Fund, which may consist of either a distribution of net profits or a return of capital or a combination of the two. Stockholders should not assume that the source of a distribution from the Fund is net profit. Distributions sourced from paid-in-capital should not be considered the current yield or the total return from an investment in the Fund. If the Fund’s net investment income (including net short-term capital gains) and net long-term capital gains for any year exceed the amount required to be distributed under a periodic payment policy, the Fund generally intends to pay such excess once a year, but may, in its discretion, retain and not distribute net long-term capital gains to the extent of such excess. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans.”

Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans

The information contained under the heading “Additional Fund Information—Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan” in the Fund’s Annual Report is incorporated herein by reference.

Description of Capital Stock

The following is a brief description of the terms of the Fund’s common stock and preferred stock. This description does not purport to be complete and is qualified by reference to the Fund’s Governing Documents. For complete terms of the common stock and preferred stock, please refer to the actual terms of such series, which are set forth in the Governing Documents.

Common Stock

The Fund is currently authorized to issue two hundred million (200,000,000) shares, all of which were initially classified and designated as common stock, par value $0.001 per share. The Board has the authority to classify and reclassify any authorized but unissued shares of stock from time to time. Of the Fund’s two hundred million (200,000,000) shares initially classified and designated as common stock, 12,001,000 have been reclassified as preferred stock. Each share within a particular class or series thereof has equal voting, dividend, distribution and liquidation rights. There are no conversion or preemptive rights in connection with any outstanding stock of the Fund. The common stock of the Fund is not redeemable and has no preemptive, conversion or cumulative voting rights. In addition, shares of the Fund’s common stock will, when issued, be fully paid and non-assessable. In the event of liquidation, each share of Fund common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund as described below.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to certain exceptions summarized below, the charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

The common stock of the Fund is listed on the NYSE under the symbol “GGT” and began trading November 14, 1994. As of April 10, 2024, 28,170,533 shares of common stock were outstanding. The average weekly trading volume of the common stock on the NYSE during the period from January 1, 2023 through December 31, 2023, was 272,831 shares.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. The Fund’s common stock has traded in the market at both premiums to and discounts from net asset value.

Preferred Stock

The Governing Documents provide that the Board may authorize and issue senior securities with rights as determined by the Board, by action of the Board without the approval of the holders of the common stock. Holders of common stock have no preemptive right to purchase any senior securities that might be issued. Currently, 12,001,000 shares of the Fund’s capital stock have been classified by the Board as preferred stock, par value $0.001 per share. The Fund’s Board may reclassify authorized and unissued common stock of the Fund, as preferred stock prior to the completion of any offering. The terms of each series of preferred stock may be fixed by the Board and may materially limit and/or qualify the rights of the holders of the Fund’s common stock. As of April 10, 2024, the Fund had outstanding 10 shares of preferred stock designated as Series C Auction Rate Preferred, 1,678,698 shares of preferred stock designated as Series E Preferred, and 1,385,949 shares of preferred stock designated as Series G Preferred.

Dividends on the Series C Auction Rate Preferred accumulate at a variable rate, usually set at a weekly auction. The liquidation preference of the Series C Auction Rate Preferred is $25,000 per share. The Fund generally may redeem the outstanding Series C Auction Rate Preferred, in whole or in part, at any time other than during a non-call period. Under limited circumstances, redemption of the Series C Auction Rate Preferred is mandatory. The Series C Auction Rate Preferred is not traded on any stock exchange.

Dividends on the Series E Preferred accumulate at an annual rate of 5.125% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26, and December 26 of each year. The Fund’s outstanding Series E Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) at the option of the Fund. Under limited circumstances, redemption by the Fund of Series E Preferred is mandatory. The Series E Preferred is listed and traded on the NYSE under the symbol “GGT PrE.”

Dividends on the Series G Preferred accumulate at an annual rate of 5.125% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26, and December 26 of each year. The Series G Preferred generally may not be called for redemption at the option of the Fund prior to December 20, 2024. Under limited circumstances, the Fund may also be required under certain circumstances to redeem Series G Preferred before or after December 20, 2024, in order to meet certain regulatory or rating agency asset coverage requirements. The Fund’s outstanding Series G Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) at the option of the Fund. The Series G Preferred is listed and traded on the NYSE under the symbol “GGT PrG.”

If the Fund issues any additional series of preferred stock, it will pay dividends to the holders at either a fixed rate or a rate that will be reset frequently based on short-term interest rates, as described in the Prospectus Supplement accompanying each preferred stock offering. The Board may by resolution classify or reclassify any authorized but unissued shares of stock of the Fund from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption. The Fund may not issue any class of stock senior to the existing preferred stock.

Upon a liquidation, dissolution, or winding up of the affairs of the Fund (whether voluntary or involuntary), holders of the Fund’s preferred stock will be entitled to receive out of the assets of the Fund available for distribution to stockholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s common stock or any other class of capital stock of the Fund ranking junior to the preferred stock as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such stockholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of preferred stock ranks on a parity with any other series of preferred stock of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and is junior to the Fund’s obligations with respect to any outstanding senior securities representing debt. The preferred stock carries one vote per share on all matters on which the common stock is entitled to vote and have additional voting rights pursuant to the 1940 Act and the Charter. The shares of preferred stock are fully paid, non-assessable and have no preemptive, exchange, or conversion rights.

Auction Risk. Auction rate preferred share auctions may be unable to hold successful auctions and holders of such stock may suffer reduced liquidity. If the number of auction rate preferred stock subject to bid orders by potential holders is less than the number of auction rate preferred stock subject to sell orders, then the auction is considered to be a failed auction, and the dividend rate will be the maximum rate. In that event, holders that have submitted sell orders may not be able to sell any or all of the auction rate preferred stock for which they have submitted sell orders. At present, the maximum rate for Series C Auction Rate Preferred is currently 175% of the “AA” Financial Composite Commercial Paper Rate on the day of such auction. Failed auctions have been an industry wide problem in the past and may occur in the future. Any current or potential holder of auction rate preferred stock faces the risk that an auction will fail and that he or she may not be able to sell his or her stock through the auction process.

Redemption, Purchase and Sale of Preferred Stock By the Fund. The terms of any preferred stock is expected to provide that (i) they are redeemable by the Fund at any time (either after the date of initial issuance, or after some period of time following initial issuance) in whole or in part at the original purchase price per share plus accumulated dividends per share, (ii) the Fund may tender for or purchase preferred stock and (iii) the Fund may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of preferred stock by the Fund will reduce the leverage applicable to the common stock, while any resale of preferred stock by the Fund will increase that leverage.

Rating Agency Guidelines. The Fund’s preferred stock is rated by Moody’s and/or Fitch. Upon issuance, it is expected that any new series of preferred stock will be rated by Moody’s or Fitch.

The Fund is, and expects that it will be, required under the applicable rating agency guidelines to maintain assets having in the aggregate a discounted value at least equal to a Basic Maintenance Amount (as defined in the applicable Articles Supplementary and summarized below), for its outstanding preferred stock. To the extent any particular portfolio holding does not satisfy the applicable rating agency’s guidelines, all or a portion of such holding’s value will not be included in the calculation of discounted value (as defined by such rating agency). The Moody’s and Fitch guidelines also impose certain diversification requirements and industry concentration limitations on the Fund’s overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities).

The “Basic Maintenance Amount” is generally equal to (a) the sum of (i) the aggregate liquidation preference of any preferred stock then outstanding plus (to the extent not included in the liquidation preference of such preferred stock) an amount equal to the aggregate accumulated but unpaid distributions (whether or not earned or declared) in respect of such preferred stock, (ii) the Fund’s other liabilities (excluding dividends and other distributions payable on the Fund’s common stock), (iii) with respect to auction rate preferred stock, the amount of any indebtedness or obligations of the Fund ranking senior in priority to the preferred share distributions and (iv) any other current liabilities of the Fund (including amounts due and payable by the Fund pursuant to reverse repurchase agreements and payables for assets purchased) less (b) the value of the Fund’s assets if such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of preferred stock or payment of another liability and are either U.S. government securities or evidences of indebtedness rated at least “Aaa,” “P-1”, “VMIG-1” or “MIG-1” by Moody’s or “AAA”, “SP-1+” or “A-1+” by S&P and are held by the Fund for distributions, the redemption or repurchase of preferred stock or the Fund’s liabilities.

If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the preferred stock at the request of the Fund, the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred stock.

The Fund may, but is not required to, adopt any modifications to the rating agency guidelines that may hereafter be established by Moody’s and Fitch (or such other rating agency then rating the preferred stock at the request of the Fund). Failure to adopt any such modifications, however, may result in a change in the relevant rating agency’s ratings or a withdrawal of such ratings altogether. In addition, any rating agency providing a rating for the preferred stock at the request of the Fund may, at any time, change or withdraw any such rating. The Board, without further action by stockholders, may amend, alter, add to or repeal any provision of the Articles Supplementary adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the preferred stock and are in the aggregate in the best interests of the holders of the preferred stock. Additionally, the Board, without further action by the stockholders, may amend, alter, add to or repeal any provision of the Articles Supplementary adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the preferred stock, provided that the Fund has received advice from each applicable rating agency that such amendment or modification is not expected to adversely affect such rating agency’s then-current rating of such series of the Fund’s preferred stock.

As described by Moody’s and Fitch, the ratings assigned to the preferred stock are assessments of the capacity and willingness of the Fund to pay the obligations of each series of the preferred stock. The ratings on the preferred stock are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred stock will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody’s and Fitch by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

The rating agency guidelines will apply to the preferred stock, as the case may be, only so long as such rating agency is rating such shares at the request of the Fund. The Fund pays fees to Moody’s and Fitch for rating the preferred stock.

Asset Maintenance Requirements. In addition to the requirements summarized under “—Rating Agency Guidelines” above, the Fund must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred stock. Under the 1940 Act, debt or additional preferred stock may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred stock and debt outstanding.

The Fund is and likely will be required under the Articles Supplementary of each series of preferred stock to determine whether it has, as of the last business day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or stock, including any outstanding preferred stock. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured by a specific time (generally within 10 business days), the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred stock sufficient to satisfy such asset coverage. See “—Redemption Procedures” below.

Distributions. Holders of any fixed rate preferred stock are or will be entitled to receive, out of funds legally available therefore, cumulative cash distributions, at an annual rate set forth in the applicable Articles Supplementary or Prospectus Supplement, payable with such frequency as set forth in the applicable Articles Supplementary or Prospectus Supplement. Such distributions accumulate from the date on which such shares are issued.

For auction rate preferred stock, each such series of preferred stock pays distributions based on a rate set at an auction, normally held weekly, but not in excess of a maximum rate. Dividend periods generally are seven days, and the dividend periods generally begin on the first business day after an auction. In most instances, distributions are also paid weekly, on the business day following the end of the dividend period. The Fund, subject to some limitations, may change the length of the dividend periods, designating them as “special dividend periods.”

Restrictions on Dividends and Other Distributions for the Preferred Stock. So long as any preferred stock is outstanding, the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in common stock or in options, warrants, or rights to subscribe for or purchase common stock) in respect of the common stock or call for redemption, redeem, purchase or otherwise acquire for consideration any common stock (except by conversion into or exchange for shares of the Fund ranking junior to the preferred stock as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

●	the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund’s outstanding preferred stock due on or prior to the date of such common stock dividend or distribution;

●	the Fund has redeemed the full number of shares of preferred stock to be redeemed pursuant to any mandatory redemption provision in the Fund’s Governing Documents; and

●	after making the distribution, the Fund meets applicable asset coverage requirements.

No full distribution will be declared or made on any series of preferred stock for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred stock of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred stock of the Fund ranking on a parity with such series of preferred stock as to the payment of distributions, any distributions being paid on the preferred stock will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date. The Fund’s obligation to make distributions on the preferred stock will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Mandatory Redemption Relating to Asset Coverage Requirements. The Fund may, at its option, consistent with the Governing Documents and the 1940 Act, and in certain circumstances will be required to, mandatorily redeem preferred stock in the event that:

●	the Fund fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date and such failure is not cured on or before a specified period of time, following such failure; or

●	the Fund fails to maintain the asset coverage requirements as calculated in accordance with any applicable rating agency guidelines as of any monthly valuation date, and such failure is not cured on or before a specified period of time after such valuation date.

The redemption price for preferred stock subject to mandatory redemption will generally be the liquidation preference, as stated in the Articles Supplementary of each existing series of preferred stock or the Prospectus Supplement accompanying the issuance of any series of preferred stock, plus an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption, plus any applicable redemption premium determined by the Board and included in the Articles Supplementary.

The number of preferred stock that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding preferred stock, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the preferred stock. In the event that preferred stock is redeemed due to a failure to satisfy the 1940 Act asset coverage requirements, the Fund may, but is not required to, redeem a sufficient number of preferred stock so that the Fund’s assets exceed the asset coverage requirements under the 1940 Act after the redemption by 10% (that is, 210% asset coverage) or some other amount specified in the Articles Supplementary. In the event that preferred stock is redeemed due to a failure to satisfy applicable rating agency guidelines, the Fund may, but is not required to, redeem a sufficient number of preferred stock so that the Fund’s discounted portfolio value (as determined in accordance with the applicable rating agency guidelines) after redemption exceeds the asset coverage requirements of each applicable rating agency by up to 10% (that is, 110% rating agency asset coverage) or some other amount specified in the Articles Supplementary.

If the Fund does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the preferred stock to be redeemed on any redemption date, the Fund will redeem on such redemption date that number of shares for which it has legally available funds, or is otherwise able to redeem, from the holders whose shares are to be redeemed ratably on the basis of the redemption price of such shares, and the remainder of those shares to be redeemed will be redeemed on the earliest practicable date on which the Fund will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon written notice of redemption.

If fewer than all of the Fund’s outstanding preferred stock are to be redeemed, the Fund, at its discretion and subject to the limitations of the Governing Documents, the 1940 Act, and applicable law, will select the one or more series of preferred from which shares will be redeemed and the amount of preferred to be redeemed from each such series. If fewer than all shares of a series of preferred are to be redeemed, such redemption will be made as among the holders of that series pro rata in accordance with the respective number of shares of such series held by each such holder on the record date for such redemption (or by such other equitable method as the Fund may determine). If fewer than all preferred stock held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of shares to be redeemed from such holder, which may be expressed as a percentage of shares held on the applicable record date.

Optional Redemption. Fixed rate preferred stock is not subject to optional redemption by the Fund until the date, if any, specified in the applicable Prospectus or Prospectus Supplement, unless such redemption is necessary, in the judgment of the Fund, to maintain the Fund’s status as a RIC under the Code. Commencing on such date and thereafter, the Fund may at any time redeem such fixed rate preferred stock in whole or in part for cash at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Articles Supplementary. Auction rate preferred stock may be redeemed at any time by the Fund in whole or in part out of funds legally available therefor at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Articles Supplementary. Redemptions of preferred stock are subject to the notice requirements set forth under “—Redemption Procedures” and the limitations of the Governing Documents, the 1940 Act and applicable law.

Redemption Procedures. If the Fund determines or is required to redeem preferred stock, it will mail a notice of redemption to holders of the shares to be redeemed. Each notice of redemption will state (i) the redemption date, (ii) the number or percentage of preferred stock to be redeemed (which may be expressed as a percentage of such shares outstanding), (iii) the CUSIP number(s) of such shares, (iv) the redemption price (specifying the amount of accumulated distributions to be included therein), (v) the place or places where such shares are to be redeemed, (vi) that dividends or distributions on the shares to be redeemed will cease to accumulate on such redemption date, (vii) the provision of the Articles Supplementary under which the redemption is being made and (viii) in the case of an optional redemption, any conditions precedent to such redemption. No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

The redemption date with respect to the Series E Preferred will not be fewer than 15 days nor more than 40 days (subject to NYSE requirements) after the date of the applicable notice of redemption. The redemption date with respect to the Series G Preferred will not be fewer than 30 days nor more than 90 days (subject to NYSE requirements) after the date of the applicable notice of redemption. The redemption date with respect to auction rate preferred stock will not be fewer than 7 days nor more than 40 days after the applicable notice of redemption.

The holders of preferred stock will not have the right to redeem any of their shares at their option except to the extent specified in the Articles Supplementary.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of preferred stock then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of assets by the Fund.

Voting Rights

Except as otherwise stated in this Prospectus, any prospectus supplement, specified in the Fund’s Charter or resolved by the Board or as otherwise required by applicable law, holders of preferred stock shall be entitled to one vote per share held on each matter submitted to a vote of the stockholders of the Fund and will vote together with holders of common stock and of any other preferred stock then outstanding as a single class.

In connection with the election of the Fund’s Directors, holders of the outstanding shares of preferred stock, voting together as a single class, will be entitled at all times to elect two of the Fund’s Directors, and the remaining Directors will be elected by holders of common stock and holders of preferred stock, voting together as a single class. In addition, if: (i) at any time dividends and distributions on outstanding shares of preferred stock are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions, or (ii) at any time holders of any other series of preferred stock are entitled to elect a majority of the Directors of the Fund under the 1940 Act, or the applicable Articles Supplementary creating such shares, then the number of Directors constituting the Board automatically will be increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock as described above, would then constitute a simple majority of the Board as so increased by such smallest number. Such additional Directors will be elected by the holders of the outstanding shares of preferred stock, voting together as a single class, at a special meeting of stockholders which will be called as soon as practicable and will be held not less than ten nor more than twenty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred stockholder on like notice. The terms of office of the persons who are Directors at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding shares of preferred stock for all past dividend periods, or the holders of other series of preferred stock are no longer entitled to elect such additional Directors, the additional voting rights of the holders of the preferred stock as described above will cease, and the terms of office of all of the additional Directors elected by the holders of the preferred stock (but not of the Directors with respect to whose election the holders of common stock were entitled to vote or the two Directors the holders of preferred stock have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law.

So long as shares of preferred stock are outstanding, the Fund will not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the shares of preferred stock outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Fund’s Charter whether by merger, consolidation or otherwise, so as to materially adversely affect any of the rights, preferences or powers expressly set forth in the Charter with respect to such shares of preferred stock. Also, to the extent permitted under the 1940 Act, in the event shares of more than one series of preferred stock are outstanding, the Fund will not effect any of the actions set forth in the preceding sentence which materially adversely affect the rights, preferences, or powers expressly set forth in the Charter with respect to such shares of a series of preferred stock differently than those of a holder of shares of any other series of preferred stock without the affirmative vote of the holders of at least a majority of the shares of preferred stock of each series materially adversely affected and outstanding at such time (each such materially adversely affected series voting separately as a class to the extent its rights are affected differently).

Unless a higher percentage is provided under the Charter or Maryland law, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding shares of preferred stock, voting as a separate class, will be required to approve any plan of reorganization adversely affecting the preferred stock. The affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, and the vote of a majority (as defined in the 1940 Act) of the holders of shares of preferred stock, voting as a single class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company. Further, unless a higher percentage is provided for under the Charter, the affirmative vote of a majority (as defined in the 1940 Act) of the votes entitled to be cast by holders of outstanding shares of the Fund’s preferred stock, voting together as a single class, will be required to approve any action requiring a vote of security holders under Section 13(a) of the 1940 Act (other than a conversion of the Fund from a closed-end to an open-end investment company), including, among other things, changes in the Fund’s investment objectives or changes in the investment restrictions described as fundamental policies under “Investment Objectives and Policies” in this Prospectus and the SAI, “How the Fund Manages Risk—Investment Restrictions” in this Prospectus and “Investment Restrictions” in the SAI.

For purposes of this section, except as otherwise required under the 1940 Act, the vote of the holders of a “majority” of the outstanding shares of preferred stock means, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Fund duly called (i) of 67% or more of the shares of preferred stock present at such meeting, if the holders of more than 50% of the outstanding shares of preferred stock are present or represented by proxy, or (ii) of more than 50% of the outstanding shares of preferred stock, whichever is less. The class vote of holders of preferred stock described above in each case will be in addition to a separate vote of the requisite percentage of common stock, and any other preferred stock, voting together as a single class, that may be necessary to authorize the action in question.

The calculation of the elements and definitions of certain terms of the rating agency guidelines may be modified by action of the Board without further action by the stockholders if the Board determines that such modification is necessary to prevent a reduction in rating of the shares of preferred stock by Moody’s and/or Fitch (or such other rating agency then rating the preferred stock at the request of the Fund), as the case may be, or is in the best interest of the holders of common stock and is not adverse to the holders of preferred stock in view of advice to the Fund by the relevant rating agencies that such modification would not adversely affect its then-current rating of the preferred stock.

The foregoing voting provisions will not apply to any series of preferred stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such stock will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred stock will have no preemptive rights or rights to cumulative voting.

Subscription Rights

General. We may issue subscription rights to holders of our (i) common stock to purchase common and/or preferred stock or (ii) preferred stock to purchase preferred stock (subject to applicable law). Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of our common and/or preferred stock, we would distribute certificates evidencing the subscription rights and a Prospectus Supplement to our common or preferred stockholders, as applicable, as of the record date that we set for determining the stockholders eligible to receive subscription rights in such subscription rights offering.

The applicable Prospectus Supplement would describe the following terms of subscription rights in respect of which this Prospectus is being delivered:

●	the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

●	the title of such subscription rights;

●	the exercise price for such subscription rights (or method of calculation thereof);

●	the number of such subscription rights issued in respect of each common share;

●	the number of rights required to purchase a single preferred share;

●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	any termination right we may have in connection with such subscription rights offering; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby, Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights would be exercisable as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Certain Provisions of the Fund’s Governing Documents and Maryland Laws

The Fund presently has provisions in its Governing Documents that could have the effect of limiting:

●	the ability of other entities or persons to acquire control of the Fund’s Board;

●	the Fund’s freedom to engage in certain transactions; or

●	the ability of the Fund’s Directors or stockholders to amend the Governing Documents or effectuate changes in the Fund’s management.

These provisions of the Governing Documents of the Fund may be regarded as “anti-takeover” provisions. The Board is divided into three classes, each having a term of three years. Each year the term of one class of Directors will expire. Each Director serves until the third annual meeting following his or her election and until his or her successor is elected and qualified. Accordingly, only those Directors in one class may be changed in any one year, and it would require two years to change a majority of the Board. The affirmative vote of a majority of the votes entitled to be cast in the election of directors is required to elect a Director. A classified Board may have the effect of maintaining the continuity of management and, thus, make it more difficult for the stockholders of the Fund to change the majority of Directors. A Director of the Fund may be removed only for cause by a vote of a majority of the votes entitled to be cast for the election of Directors of the Fund. In addition, the affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, is generally required to authorize any of the following transactions:

●	merger or consolidation of the Fund with or into any other entity;

●	issuance of any securities of the Fund to any person or entity for cash;

●	sale, lease or exchange of all or any substantial part of the assets of the Fund to any entity or person (except assets generally having an aggregate fair market value of less than $1,000,000); or

●	sale, lease, or exchange to the Fund, in exchange for securities of the Fund, of any assets of any entity or person (except assets generally having an aggregate fair market value of less than $1,000,000);

if such corporation, person or entity is directly, or indirectly through affiliates, the beneficial owner of more than 5% of the outstanding shares of the Fund. However, such vote would not be required when, under certain circumstances, the Board approves the transaction or when each class of voting securities of the corporation that is the other party to any of the above listed transactions is (directly or indirectly) majority owned by the Fund.

In addition to the foregoing, the Charter provides that the affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company.

The Fund’s Bylaws provide that the affirmative vote of two-thirds of the entire Board of Directors shall be required to approve or declare advisable:

(1) Any amendment to the Charter to make the Fund’s common stock a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

(2) The liquidation or dissolution of the Fund and any amendment to the Charter to effect any such liquidation or dissolution; or

(3) Any merger, consolidation, share exchange, or sale or exchange of all or substantially all of the assets of the Fund that Maryland law requires be approved by the stockholders of the Fund.

Further, unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding shares of the Fund’s preferred stock, voting as a separate class, will be required to approve any plan of reorganization adversely affecting such stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, open-ending the Fund and changing the Fund’s investment objectives or changing the investment restrictions described as fundamental policies under “Investment Restrictions” in the SAI.

Maryland corporations that are subject to the Securities Exchange Act of 1934 (the “1934 Act”) and have at least three outside directors, such as the Fund, may by board resolution or by provision in its charter or bylaws elect to become subject to certain corporate governance provisions set forth in the MGCL, even if such provisions are inconsistent with the corporation’s charter and bylaws. Accordingly, notwithstanding its Governing Documents, under Maryland law, the Fund’s Board may elect to:

●	self-classify;

●	require that special meetings of stockholders be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting;

●	provide that the number of Directors shall be fixed by only the Board;

●	provide that Directors are subject to removal only by the vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast generally in the election of Directors; and

●	vest in the Board the sole power to fill any vacancies on the Board, with any Director so elected to serve for the balance of the unexpired term rather than only until the next annual meeting of stockholders.

The Governing Documents of the Fund presently: (i) provide for a classified board; (ii) require holders of not less than a majority of the votes entitled to be cast to call a special meeting of stockholders; and (iii) provide that the Board shall fix the number of Fund Directors. On November 22, 2010, in accordance with Maryland law, the Fund’s Board elected by resolution and approved Articles Supplementary to vest in the Board the sole power to fill any vacancies on the Board, with any Director so elected to serve for the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Under the MGCL, if the directors have been divided into classes, unless the charter provides otherwise (which the Charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors. The Board could elect in the future to be subject to the provision of Maryland law that would increase the vote required to remove a Director to two-thirds of all the votes entitled to be cast.

The Fund’s Bylaws provide that, with respect to an annual meeting of stockholders, nominations or persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to the Fund’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of providing notice required by the Fund’s Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in the Fund’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that a special meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of providing notice required by the Fund’s Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The Fund’s Bylaws provide that special meetings of stockholders may be called by the Board of Directors and certain of the Fund’s officers. Additionally, the Fund’s Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the Fund upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

On February 16, 2023, the Fund elected, by resolution unanimously adopted by the Board of Directors of the Fund in accordance with Section 3-702(c)(4) of the MGCL, to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”), effective immediately. The Control Share Act only applies to acquisitions of Fund shares on or after February 16, 2023.

Under the MGCL, the Control Share Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

In connection with the Fund’s election to be subject to the Control Share Act, the Fund’s Board of Directors amended the Fund’s bylaws such that the Control Share Act does not apply (a) to shares of any class or series of stock of the Fund other than common stock, (b) to any acquisition by Mario J. Gabelli, or any affiliates or associates thereof, of shares of stock of the Fund or (c) to shares of stock of the Fund in a control share acquisition if, prior to the acquisition, the person obtains approval of the Board of Directors exempting the acquisition from the Control Share Act. In addition, to the extent that any provision of the Control Share Act are determined to be inconsistent with the 1940 Act, then any such provision shall not apply.

In connection with electing to be subject to the Control Share Act, the Board of Directors of the Fund determined that such election and the implementation thereof in the Fund’s bylaws as described above is in the best interests of the Fund and its stockholders. The Fund should not be viewed as a vehicle for trading purposes. It is designed primarily for risk-tolerant long-term investors.

The foregoing is only a summary of the material terms of the Control Share Act. Stockholders should consult their own counsel with respect to the application of the Control Share Act to any particular circumstance. Some uncertainty around the general application under the 1940 Act of state control share statutes exists as a result of recent court decisions which have held that control share acquisition provisions in funds’ governing documents are not consistent with the 1940 Act. Additionally, in some circumstances uncertainty may also exist in how to enforce the control share restrictions contained in state control share statutes against beneficial owners who hold their shares through financial intermediaries.

The limitations of the Control Share Act described above could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over the Fund and may reduce market demand for the Fund’s common stock, which could have the effect of increasing the likelihood that the Fund’s common stock trade at a discount to net asset value and increasing the amount of any such discount.

The provisions of the Governing Documents and Maryland law described above could have the effect of depriving the owners of stock in the Fund of opportunities to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions may render more difficult the accomplishment of a merger or the assumption of control by a principal stockholder.

The Governing Documents of the Fund are on file with the SEC.

Closed-End Fund Structure

The Fund is registered as a non-diversified, closed-end management investment company (commonly referred to as a closed-end fund). Closed-end funds differ from open-end funds (which are generally referred to as mutual funds) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their shares at the request of the stockholder. This means that if you wish to sell your shares of a closed-end fund you must trade them on the market like any other stock at the prevailing market price at that time. In a mutual fund, if the stockholder wishes to sell shares of the Fund, the mutual fund will redeem or buy back the shares at “net asset value.” Also, mutual funds generally offer new shares on a continuous basis to new and existing investors, and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the Fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objective, to have greater flexibility to make certain types of investments and to use certain investment strategies such as financial leverage and investments in illiquid securities.

Shares of closed-end funds often trade at a discount to their net asset value. Because of this possibility and the recognition that any such discount may not be in the interest of stockholders, the Fund’s Board might consider from time to time engaging in open-market repurchases, tender offers for shares, or other programs intended to reduce a discount. In accordance with determinations made by the Board, the Fund may repurchase its common stock from time to time when it deems such a repurchase advisable. No guarantee or assurance can be made that any of these actions will be undertaken. Nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to net asset value per share. The Board might also consider converting the Fund to an open-end mutual fund, which would also require a supermajority vote of the stockholders of the Fund and a separate vote of any outstanding shares of preferred stock. We cannot assure you that the Fund’s common stock will not trade at a discount.

Repurchase of Common Stock

The Fund is registered as a closed-end, non-diversified, management investment company and, as such, its stockholders do not, and will not, have the right to redeem their stock. The Fund, however, may repurchase its common stock from time to time as and when it deems such a repurchase advisable. The Fund’s Board has determined that the repurchase of shares of common stock in the open market may be made, from time to time, when such shares are trading at a discount of 5% (or such other percentage as the Board may determine from time to time) or more from net asset value. Pursuant to this authorization the Fund has repurchased and retired in the open market 1,595,468 shares through December 31, 2023.

Pursuant to the 1940 Act, the Fund may repurchase its stock on a securities exchange (provided that the Fund has informed its stockholders within the preceding six months of its intention to repurchase such stock), or as otherwise permitted in accordance with Rule 23c-1 under the 1940 Act. Under Rule 23c-1, certain conditions must be met for such repurchases of its stock regarding, among other things, distribution of net income for the preceding fiscal year, asset coverage with respect to the Fund’s senior debt and equity securities, identity of the sellers, price paid, brokerage commissions, prior notice to stockholders of an intention to purchase stock and repurchasings in a manner and on a basis which does not discriminate unfairly against the other stockholders through their interest in the Fund. In addition, Rule 23c-1 requires the Fund to file notices of such purchase with the SEC. Any repurchase of common stock by the Fund will also be subject to the provisions of the Maryland General Corporation Law, which generally requires that immediately following such repurchase, (i) the total assets of the Fund must be equal to or greater than the sum of the Fund’s total liabilities plus, in certain instances, the aggregate liquidation preference of its outstanding preferred stock and (ii) the Fund must be able to pay its debts as they become due in the usual course of business.

When the Fund repurchases its shares of common stock for a price below its net asset value, the net asset value of the common stock that remains outstanding will be enhanced. This does not, however, necessarily mean that the market price of the Fund’s remaining outstanding common stock will be affected, either positively or negatively. Further, interest on any borrowings made to finance the repurchase of common stock will reduce the net income of the Fund.

Rights Offering

The Fund may in the future, and at its discretion, choose to make offerings of subscription rights to purchase its common stock or preferred stock. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the Board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s Board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

Net Asset Value

The information contained under the heading “Additional Fund Information—Net Asset Value” in the Fund’s Annual Report is incorporated herein by reference.

Taxation

The following discussion is a brief summary of certain U.S. federal income tax considerations affecting the Fund and its common and preferred stockholders. A more complete discussion of the tax rules applicable to the Fund and its stockholders can be found in the SAI that is incorporated by reference into this Prospectus. This summary does not discuss the consequences of an investment in subscription rights to acquire shares of the Fund’s stock. The tax consequences of such an investment will be discussed in a relevant prospectus supplement.

This discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). This discussion is based upon current provisions of the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its stockholders (including stockholders subject to special tax rules and stockholders owning large positions in the Fund), nor does this discussion address any state, local or foreign tax concerns.

The discussion set forth herein does not constitute tax advice. Investors are urged to consult their own tax advisers to determine the tax consequences to them of investing in the Fund.

Taxation of the Fund

The Fund has elected to be treated and has qualified as, and intends to continue to qualify annually as, a RIC under Subchapter M of the Code. Accordingly, the Fund must, among other things,

1.	(i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and

2.	(ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a RIC, the Fund generally is not subject to U.S. federal income tax on income and gains that it distributes each taxable year to stockholders, provided that it distributes at least 90% of the sum of the Fund’s (i) investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short term capital gain over net long term capital loss, and other taxable income other than any net capital gain (as defined below) reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest income (the excess of its gross tax-exempt interest income over certain disallowed deductions), if any. The Fund will be subject to income tax at regular corporate rates on any investment company taxable income and net capital gain that it does not distribute to its stockholders.

The Fund may either distribute or retain for reinvestment all or part of its net capital gain (which consists of the excess of its net long term capital gain over its net short term capital loss). If any such gain is retained, the Fund will be subject to a corporate income tax on such retained amount. In that event, the Fund may report the retained amount as undistributed capital gain in a notice to its stockholders, each of whom (i) will be required to include in income for U.S. federal income tax purposes as long term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its shares by the amount of undistributed capital gains included in the stockholder’s income less the tax deemed paid by the stockholder under clause (ii).

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% federal excise tax at the Fund level. To avoid the tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, and (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Fund’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the federal excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from previous years. For purposes of the excise tax, the Fund will be deemed to have distributed any income on which it paid U.S. federal income tax. Although the Fund intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% federal excise tax, there can be no assurance that sufficient amounts of the Fund’s ordinary income and capital gains will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains or qualified dividend income into higher taxed short term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to stockholders.

If for any taxable year the Fund were to fail to qualify as a RIC, all of its taxable income (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for distributions to stockholders.

Taxation of Stockholders

The Fund expects to take the position that under present law any preferred stock that it issues will constitute equity rather than debt of the Fund for U.S. federal income tax purposes. It is possible, however, that the IRS could take a contrary position asserting, for example, that such preferred stock constitutes debt of the Fund. If that position were upheld, distributions on the Fund’s preferred stock would be considered interest, taxable as ordinary income regardless of the taxable income of the Fund, and other adverse consequences could result for the Fund or stockholders. The following discussion and the discussion in the SAI assume that any preferred stock issued by the Fund will be treated as equity.

Distributions paid to you by the Fund from its investment company taxable income (referred to hereinafter as “ordinary income dividends”) are generally taxable to you as ordinary income to the extent of the Fund’s current or accumulated earnings and profits. Provided that certain holding period and other requirements are met, such distributions (if properly reported by the Fund) may qualify (i) for the dividends received deduction in the case of corporate stockholders to the extent that the Fund’s income consists of dividend income from U.S. corporations, and (ii) in the case of individual stockholders, as qualified dividend income eligible to be taxed at long term capital gains rates to the extent that the Fund receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain qualified foreign corporations. There can be no assurance as to what portion of the Fund’s distributions will be eligible for the dividends received deduction or for the reduced rates applicable to qualified dividend income.

Distributions made to you from net capital gain (“capital gain dividends”), including capital gain dividends credited to you but retained by the Fund, are taxable to you as long term capital gains if they have been properly reported by the Fund, regardless of the length of time you have owned your Fund shares. Long term capital gain of individuals is generally subject to reduced U.S. federal income tax rates.

Distributions in excess of the Fund’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted tax basis of your shares and thereafter will be treated as capital gains. The amount of any Fund distribution that is treated as a tax-free return of capital will reduce your adjusted tax basis in your shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your shares. In determining the extent to which a distribution will be treated as being made from the Fund’s earnings and profits, earnings and profits will be allocated on a pro rata basis first to distributions with respect to the Fund’s preferred stock, and then to the Fund’s common shares.

The IRS currently requires a RIC that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income (e.g., ordinary income, capital gain dividends, qualified dividend income) for each tax year based upon the percentage of total dividends distributed to each class for such year.

Generally, after the close of its calendar year, the Fund will provide you with a written notice reporting the amount of any qualified dividend income or capital gain dividends and other distributions.

Except in the case of a redemption or repurchase (the consequences of which are described in the SAI under “Taxation — Taxation of Stockholders”), the sale or other disposition of shares of the Fund will generally result in capital gain or loss to you, and will be long term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss upon the sale or exchange of Fund shares held for six months or less will be treated as long term capital loss to the extent of any capital gain dividends received (including amounts credited as undistributed capital gain dividends) by you with respect to such Fund shares. A loss realized on a sale or exchange of shares of the Fund will be disallowed if other substantially identical shares are acquired (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date of the sale or exchange of the shares. In such case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

Dividends and other taxable distributions are taxable to you even if they are reinvested in additional shares of the Fund. Dividends and other distributions paid by the Fund are generally treated as received by a stockholder at the time the dividend or distribution is made. If, however, the Fund pays you a dividend or makes a distribution in January that was declared in the previous October, November or December to stockholders of record on a specified date in one of such months, then such dividend or distribution will be treated for tax purposes as being paid by the Fund and received by you on December 31 of the year in which the dividend or distribution was declared.

The Fund is required in certain circumstances to withhold, for U.S. backup withholding tax purposes, a portion of the taxable dividends or distributions and certain other payments paid to non-corporate holders of the Fund’s shares who do not furnish the Fund (or its agent) with their correct taxpayer identification number (in the case of individuals, generally, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Stockholders are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

Custodian, Transfer Agent, Auction Agent, and Dividend Disbursing Agent

State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s automatic dividend reinvestment and voluntary cash purchase plan and as transfer agent and registrar for shares of common stock of the Fund.

Computershare Trust Company, N.A. also serves as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series E Preferred and Series G Preferred.

The Bank of New York Mellon, located at 101 Barclay Street, New York, NY 10286, serves as the Fund’s auction agent, transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series C Auction Rate Preferred.

Plan of Distribution

We may sell shares through underwriters or dealers, directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The applicable Prospectus Supplement will identify any underwriter or agent involved in the offer and sale of our shares, any sales loads, discounts, commissions, fees, or other compensation paid to any underwriter, dealer or agent, the offering price, net proceeds, and use of proceeds and the terms of any sale.

The distribution of our shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share in the case of common stock, must equal or exceed the net asset value per share, plus any underwriting commissions or discounts, on our common stock.

We may sell our shares directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the “1933 Act”) for any resales of the securities. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

In connection with the sale of our shares, underwriters or agents may receive compensation from us in the form of discounts, concessions, or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of our shares may be deemed to be underwriters under the 1933 Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our shares may be deemed to be underwriting discounts and commissions under the 1933 Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable Prospectus Supplement. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed eight percent. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting, or structuring fees or similar arrangements.

If a Prospectus Supplement so indicates, we may grant the underwriters an option to purchase additional shares at the public offering price, less the underwriting discounts and commissions, within forty-five days from the date of the Prospectus Supplement, to cover any overallotments.

Under agreements into which we may enter, underwriters, dealers, and agents who participate in the distribution of our shares may be entitled to indemnification by us against certain liabilities, including liabilities under the 1933 Act. Underwriters, dealers, and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, we will ourselves, or will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our shares from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contacts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by us. The obligation of any purchaser under any such contract will be subject to the condition that the purchase of the shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as brokers or dealers and receive fees in connection with the execution of our portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A Prospectus and accompanying Prospectus Supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for Internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

In order to comply with the securities laws of certain states, if applicable, our shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

Legal Matters

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, in connection with the offering of the Fund's securities.

Certain legal matters will be passed on by Venable LLP, Baltimore, Maryland, in connection with the offering of the Fund’s securities as Maryland counsel to the Fund.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP serves as the Independent Registered Public Accounting Firm of the Fund and audits the financial statements of the Fund. PricewaterhouseCoopers LLP is located at 300 Madison Avenue, New York, New York 10017.

Additional Information

The Fund is subject to the informational requirements of the 1934 Act and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements, and other information filed by the Fund with the SEC pursuant to the informational requirements of the 1934 Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, DC 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s shares of common stock are listed on the NYSE. Reports, proxy statements, and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

This Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the 1933 Act and the 1940 Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Incorporation of Certain Information by Reference

This Prospectus is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this Prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this Prospectus and any accompanying prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this Prospectus. Any statement in a document incorporated by reference into this Prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this Prospectus or (2) any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024 (the “Annual Report”);

●	our definitive proxy statement on Schedule 14A for our 2023 annual meeting of shareholders, filed with the SEC on April 5, 2023 (the “Proxy Statement”);

●	the description of our Common Stock referenced in our Registration Statement on Form 8-A, as filed with the SEC on May 23, 1997, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby;

●	the description of our Series E Preferred Stock referenced in our Registration Statement on Form 8-A, as filed with the SEC on September 25, 2017, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby;

●	the description of our Series G Preferred referenced in our Registration Statement on Form 8-A, as filed with the SEC on December 20, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby; and

●	the report of PricewaterhouseCoopers LLP included in our annual report on Form N-CSR for the fiscal year ended December 31, 2023.

To obtain copies of these filings, see “Additional Information” in this Prospectus. We will also provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus or the accompanying Prospectus Supplement. You should direct requests for documents by writing to:

The Gabelli Multimedia Trust Inc.
One Corporate Center
Rye, New York 10580-1422
(914) 921-5100

This Prospectus is also available on our website at http://www.gabelli.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or accompanying prospectus.

Privacy Principles of the Fund

The Fund is committed to maintaining the privacy of its stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Fund collects, how the Fund protects that information and why, in certain cases, the Fund may share information with select other parties.

Generally, the Fund does not receive any non-public personal information relating to its stockholders, although certain nonpublic personal information of its stockholders may become available to the Fund. The Fund does not disclose any non-public personal information about its stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

The Fund restricts access to non-public personal information about its stockholders to employees of the Fund’s Investment Adviser and its affiliates with a legitimate business need for the information. The Fund maintains physical, electronic, and procedural safeguards designed to protect the non-public personal information of its stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

The Gabelli Multimedia Trust Inc.

28,264,509 RIGHTS FOR 7,066,128 SHARES OF COMMON STOCK

Subscription Rights to Purchase Common Stock

PROSPECTUS SUPPLEMENT

June 28, 2024